Exhibit 2.1

                                    AGREEMENT
                                       OF
                            REORGANIZATION AND MERGER

                                      among

                       Electro Scientific Industries, Inc.
                             an Oregon corporation,

                                 Chip Star Inc.
                            a California corporation,

                                CI Merger Corp.,
                             an Oregon corporation,

                                       and

                               The Shareholders of
                                 Chip Star Inc.


                                  June 26, 1997

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I
    THE MERGER................................................................2

    1.1    The Merger.........................................................2
    1.2    Effect of Merger...................................................2
           1.2.1     The Surviving Corporation................................2
           1.2.2     Directors and Officers...................................3
    1.3    Merger Consideration...............................................3
           1.3.1     Chip Star Stock..........................................4
           1.3.2     Merger Corp. Stock.......................................4
           1.3.3     Options..................................................4
    1.4    Surrender and Cancellation of Certificates.........................5
           1.4.1     Surrender of Certificates................................5
           1.4.2     Option Agreements........................................7
           1.4.3     No Fractional Shares.....................................7
           1.4.4     Escheat..................................................7
           1.4.5     Withholding Rights.......................................7
    1.5    Closing............................................................7
    1.6    Subsequent Actions.................................................8
    1.7    Unregistered Shares................................................8
    1.8    Stock Certificate Legends..........................................9

ARTICLE II
    FURTHER AGREEMENTS........................................................9

    2.1    Employee Agreements................................................9
    2.2    Escrow Agreement...................................................9
    2.3    Noncompetition and Nonsolicitation................................10

ARTICLE III
    REPRESENTATIONS AND WARRANTIES...........................................10

    3.1    Representations and Warranties of Chip Star and the Shareholders..10
           3.1.1   Organization and Status...................................10
           3.1.2   Capitalization............................................10
           3.1.3   Authority.................................................11
           3.1.4   Governmental Filings......................................12
           3.1.5   Investments; Subsidiaries.................................12
           3.1.6   No Adverse Consequences...................................12

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
           3.1.7   Financial Statements......................................13
           3.1.8   Undisclosed Liabilities; Returns..........................13
           3.1.9   Absence of Certain Changes or Events......................14
           3.1.10  Prohibited Payments.......................................16
           3.1.11  Litigation................................................16
           3.1.12  Compliance with Laws; Judgments...........................16
           3.1.13  Employment Matters........................................17
                   3.1.13.1   Labor Matters..................................17
                   3.1.13.2   Employee Benefits..............................18
                   3.1.13.3   Employment Agreements..........................19
                   3.1.13.4   Compensation...................................20
                   3.1.13.5   Confidentiality and Inventions Agreements......20
           3.1.14  Title to and Condition of Real Property...................21
           3.1.15  Title to and Condition of Fixed Assets....................21
           3.1.16  Intellectual Property.....................................22
           3.1.17  Certain Contracts and Arrangements........................22
           3.1.18  Status of Contracts.......................................23
           3.1.19  Insurance.................................................25
           3.1.20  Permits and Licenses......................................25
           3.1.21  Taxes.....................................................26
                   3.1.21.1   Returns........................................26
                   3.1.21.2   Taxes Paid or Reserved.........................27
                   3.1.21.3   Definition.....................................27
           3.1.22  Related Party Interests...................................27
           3.1.23  No Powers of Attorney or Restrictions.....................28
           3.1.24  Environmental Conditions..................................29
                   3.1.24.1   Compliance.....................................29
                   3.1.24.2   Hazardous Substances...........................29
                   3.1.24.3   Filings and Notices............................30
                   3.1.24.4   Definitions....................................30
           3.1.25  Consents and Approvals....................................30
           3.1.26  Records...................................................31
           3.1.27  Receivables...............................................31
           3.1.28  Bank Accounts.............................................31
           3.1.29  Product Warranties........................................31
           3.1.30  Inventories...............................................32
           3.1.31  Product Liability.........................................33
           3.1.32  Backlog and Customer Information..........................33
           3.1.33  Accounting Controls.......................................33
           3.1.34  Brokers and Finders.......................................33
           3.1.35  Reliance..................................................33
           3.1.36  Customer Programs.........................................34
           3.1.37  Liabilities Incurred in Ordinary Course...................34
           3.1.38  Accuracy of Representations and Warranties................34

           3.1.39  Continuity of Business Enterprise.........................34
           3.1.40  Fair Market Value of Chip Star Assets.....................35
           3.1.41  No Chapter 11 Proceedings.................................35
           3.1.42  Not an Investment Company.................................35
           3.1.43  Not a Real Property Holding Company.......................35
           3.1.44  Section 368(a)(2)(E) Asset Requirement....................35
           3.1.45  Accredited Investor Status................................35
           3.1.46  Acquisition for Investment................................35
           3.1.47  Opportunity to Ask Questions..............................36
           3.1.48  Hart Scott Rodino Act.....................................36
    3.2    Representations and Warranties of ESI.............................36
           3.2.1   Organization and Status...................................36
           3.2.2   Capitalization............................................37
           3.2.3   Corporate Authority.......................................37
           3.2.4   Governmental Filings......................................37
           3.2.5   SEC Reports and Financial Statements......................38
           3.2.6   No Adverse Consequences...................................38
           3.2.7   Brokers and Finders.......................................39
    3.3    Representations and Warranties Relating to Merger Corp............39
           3.3.1   Organization and Status...................................39
           3.3.2   Capitalization............................................39
           3.3.3   Corporate Authority.......................................39
           3.3.4   Governmental Filings......................................40

ARTICLE IV
    COVENANTS................................................................40

    4.1    Mutual Covenants..................................................40
           4.1.1   Consents and Approvals....................................40
           4.1.2   Best Efforts..............................................40
           4.1.3   Publicity.................................................41
           4.1.4   Tax Matters...............................................41
    4.2    Covenants of Chip Star............................................41
           4.2.1   Conduct of Business.......................................41
           4.2.2   Investigations............................................43
    4.3    Covenants of ESI..................................................44
           4.3.1   Conduct of Business.......................................44
           4.3.2   Issuance of Certificates..................................44
           4.3.3   Registration of Option Shares.............................44
           4.3.4   Registration of ESI Common Stock..........................45
                   4.3.4.1    Registration...................................45
                   4.3.4.2    Indemnity......................................45
    4.4      Covenants of Merger Corp........................................46

ARTICLE V
    CONDITIONS...............................................................46

    5.1    Conditions to the Obligations of All Parties......................46
           5.1.1   Regulatory Approvals......................................46
           5.1.2   Litigation................................................46
           5.1.3   Tax and Pooling Opinions..................................47
    5.2    Conditions to the Obligations of Chip Star and the Shareholders...47
           5.2.1   Representations, Warranties and Covenants.................47
           5.2.2   No Material Adverse Change................................48
    5.3    Conditions to the Obligations of ESI and Merger Corp..............48
           5.3.1   Representations, Warranties and Covenants.................48
           5.3.2   Opinion of Counsel........................................49
           5.3.3   Consents and Approvals....................................49
           5.3.4   No Material Adverse Change................................49
           5.3.5   Continuity of Interests Letter............................49
           5.3.6   Related Party Agreements..................................49
           5.3.7   Shareholder Consent.......................................50
           5.3.8   Employee Agreements.......................................50
           5.3.9   Escrow Agreement..........................................50
           5.3.10  Noncompetition Agreements.................................50
           5.3.11  Updated Financial and Other Information...................50
           5.3.12  Environmental Report......................................50

ARTICLE VI
    SURVIVAL AND INDEMNIFICATION.............................................51

    6.1    Survival..........................................................51
    6.2    Scope of Indemnification..........................................51
    6.3    Escrow............................................................51
    6.4    Limitations.......................................................52
           6.4.1   Minor Claims..............................................52
           6.4.2   Escrowed Property.........................................52
    6.5    Claim Procedure for Indemnification...............................52
           6.5.1   Notice....................................................52
           6.5.2   Response to Third Party Claim.............................53
           6.5.3   Diligent Conduct..........................................53
    6.6    Adjustment of the Basket..........................................53
           6.6.1   Physical Count of Assets..................................53
           6.6.2   Receivables...............................................54

ARTICLE VII
    TERMINATION..............................................................54

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    7.1    Termination by Mutual Consent.....................................54
    7.2    Termination by Either Chip Star or ESI............................54
    7.3    Effect of Termination and Abandonment.............................55

ARTICLE VIII
    MISCELLANEOUS AND GENERAL................................................55

    8.1    Payment of Expenses...............................................55
    8.2    Entire Agreement..................................................55
    8.3    Assignment........................................................55
    8.4    Binding Effect; No Third Party Benefit............................55
    8.5    Amendment and Modification........................................56
    8.6    Waiver of Conditions..............................................56
    8.7    Counterparts......................................................56
    8.8    Captions..........................................................56
    8.9    Subsidiary........................................................56
    8.10   Notices...........................................................57
    8.11   Choice of Law.....................................................58
    8.12   Separability......................................................58

                                    EXHIBITS

A   -    Plan of Merger
B   -    Form of ESI Employee Agreement
C   -    Form of Escrow Agreement
D   -    Form of Shareholder Noncompetition and Nonsolicitation Agreements
E   -    Form of Employee Confidentiality and Invention Agreement
F-1 -    Opinion Certificate
F-2 -    Opinion Certificate
G   -    Form of Counsel Opinion for Chip Star
H   -    Form of Continuity of Interests Letter

                                    SCHEDULES


             Schedule                                                       Page

2.1          Employee Agreements                                              9
3.1          Representations and Warranties of Chip Star and
             the Shareholders                                                10
3.1.2        Capitalization                                                  11
3.1.13.2     Employee Benefits                                               18
3.1.13.3     Employment Agreements                                           19
3.1.13.4     Compensation                                                    20
3.1.14       Title to and Condition of Real Property                         21
3.1.15       Title to and Condition of Fixed Assets                          21
3.1.16       Intellectual Property                                           22
3.1.17       Certain Contracts and Arrangements                              22
3.1.19       Insurance                                                       25
3.1.20       Permits and Licenses                                            25
3.1.21       Taxes                                                           26
3.1.22       Related Party Interests                                         28
3.1.27       Receivables                                                     54
3.1.28       Bank Accounts                                                   31
3.1.29       Product Warranties                                              31
3.1.30       Inventories                                                     32
3.1.32       Backlog and Customer Information                                33
3.1.36       Customer Programs                                               34
3.2          Representations and Warranties of ESI                           36
5.3.5        Continuity of Interests Letter                                  49

                                 INDEX OF TERMS


Term                                        Section                         Page
----                                        -------                         ----

Agreement                                   Preamble                           1
Articles of Incorporation                   Section 3.1.1                     10
Bylaws                                      Section 3.1.1                     10
CCC                                         Section 1.2                        2
Chip Star                                   Preamble                           1
Chip Star Common Stock                      Section 1.1                        2
Chip Star Disclosure Schedule               Section 3.1                       10
Chip Star Stock Agreement                   Section 3.1.2                     11
Claim Notice                                Section 6.5.1                     53
Closing                                     Section 1.6                        7
Closing Date                                Section 1.6                        7
Code                                        Recital B                          1
Condition Completion Date                   Section 1.5                        7
Contracts                                   Section 3.1.18                    24
Conversion Ratio                            Section 1.3                        3
Current Balance Sheet                       Section 3.1.7                     13
Damages                                     Section 6.2                       51
Effective Time                              Section 1.1                        2
Environmental Law                           Section 3.1.24.4                  30
ERISA                                       Section 3.1.13.2                  18
ERISA Plans                                 Section 3.1.13.2                  18
Escrow Agreement                            Section 2.2                        9
Escrowed Property                           Section 6.3                       51
ESI                                         Preamble                           1
ESI Common Stock                            Section 1.1                        2
ESI Disclosure Schedule                     Section 3.2                       36
ESI Employee Agreement                      Section 2.1                        9
ESI SEC Reports                             Section 3.2.5                     38
Financial Statements                        Section 3.1.7                     13
Governmental Entity                         Section 3.1.4                     12
Hazardous Substance                         Section 3.1.24.4                  30
Indemnified Parties                         Section 6.2                       51
Intellectual Property                       Section 3.1.16                    22
Leased Real Property                        Section 3.1.14                    21
Merger                                      Section 1.1                        2
Merger Consideration                        Section 1.3                        3
Merger Corp.                                Preamble                           1
Noncompetition Agreements                   Section 2.3                       10
OBCA                                        Section 1.2                        2

Term                                        Section                         Page
----                                        -------                         ----

Options                                     Section 1.3.3                      5
Permits                                     Section 3.1.20                    25
Policies                                    Section 3.1.19                    25
Previously Leased Real Property             Section 3.1.14                    21
Returns                                     Section 3.1.21.1                  26
SEC                                         Section 3.2.5                     38
Shareholders                                Preamble                           1
Subsidiary                                  Section 8.9                       56
Tangible Personal Property                  Section 3.1.15                    21
Taxes                                       Section 3.1.21.3                  27
Third Party Claim                           Section 6.5.2                     53

                                    AGREEMENT

                                       OF

                            REORGANIZATION AND MERGER


     THIS AGREEMENT OF REORGANIZATION AND MERGER (this "Agreement") is entered into as of June 26, 1997 among Electro Scientific Industries, Inc., an Oregon corporation ("ESI"), Chip Star Inc., a California corporation ("Chip Star"), CI Merger Corp., an Oregon corporation ("Merger Corp.") and Denver Braden and Angelo Mitchell (together, the "Shareholders").

                                    RECITALS

     A. The Boards of Directors of ESI and Chip Star have determined that it is in the best interests of their respective shareholders for ESI to acquire Chip Star upon the terms and subject to the conditions set forth herein.

     B. It is intended that the Merger (as defined below) qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code").

                                    AGREEMENT

     In consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties agree as follows:

                                    ARTICLE I
                                   THE MERGER

     1.1 The Merger. Pursuant to the laws of the States of California and Oregon, and subject to and in accordance with the terms and conditions of this Agreement and the Plan of Merger attached hereto as Exhibit A, Merger Corp. shall be merged with and into Chip Star, and the outstanding shares of Chip Star Common Stock, no par value (the "Chip Star Common Stock") shall be converted into shares of ESI Common Stock, without par value (the "ESI Common Stock"), in a transaction intended to qualify as a tax-free reorganization under Section 368(a)(1)(A) and (a)(2)(E) of the Code. Chip Star and Merger Corp. shall execute a Certificate of Merger and Articles of Merger, to be filed with the Secretary of State of California and the Secretary of State of Oregon, respectively, on the Closing Date, as defined in Section 1.5, or as soon thereafter as practicable. The merger of Merger Corp. with and into Chip Star (the "Merger") shall take effect (the "Effective Time") upon the later of the time when the Certificate of Merger is duly filed with the Secretary of State of the State of California, and the time when the Articles of Merger are duly filed with the Corporation Division of the Secretary of State of the State of Oregon, or at such other time as the parties may agree upon in writing pursuant to applicable law.

     1.2 Effect of Merger.

          1.2.1 The Surviving Corporation. At the Effective Time, Merger Corp. shall be merged with and into Chip Star in the manner and with the effect provided by the California Corporations Code (the "CCC") and the Oregon Business Corporation Act (the "OBCA"), the separate corporate existence of Merger Corp. shall cease and Chip Star shall be the surviving corporation (the "Surviving Corporation"). The outstanding shares of Chip Star Common Stock shall be converted into shares of ESI Common Stock, and the outstanding shares of capital stock of Merger Corp. shall be converted into shares of capital stock of the Surviving Corporation, all on the basis, terms and conditions described in Section 1.3.

          1.2.2 Directors and Officers. At and as of the Effective Time, the directors and officers of the Surviving Corporation shall be as follows:

          Directors

          Donald R. VanLuvanee
          Barry L. Harmon
          Larry T. Rapp

          Officers

          Donald R. VanLuvanee      President and Chief Executive Officer
          Barry L. Harmon           Chief Financial Officer
          Larry T. Rapp             Secretary

     1.3 Merger Consideration. Each share of Chip Star Common Stock outstanding immediately before the Effective Time will be converted into the right to receive a fraction of a share of ESI Common Stock (such ESI Common Stock, the "Merger Consideration") that equals the ratio (the "Conversion Ratio," which will be rounded to the nearest .0001 of a share) determined by dividing the Conversion Ratio Numerator by the Conversion Ratio Denominator where:

          (a) the "Conversion Ratio Numerator" will be 700,000 shares of ESI Common Stock; and

          (b) the "Conversion Ratio Denominator" will be equal to the number of shares of Chip Star Common Stock outstanding immediately before the Effective Time plus the number of shares of Chip Star Common Stock that are issuable as of the Closing Date upon the exercise of options and rights then outstanding under the Chip Star Inc. Incentive Stock Option Plan dated April 23, 1993.

          1.3.1 Chip Star Stock. Each share of Chip Star Common Stock that is outstanding immediately before the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, cease to exist and be converted into the right to receive the Merger Consideration.

          1.3.2 Merger Corp. Stock. Each share of Common Stock of Merger Corp. issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to exist and be converted into and become one share of common stock of the Surviving Corporation. After the Effective Time, ESI, the sole holder of shares of Merger Corp. common stock outstanding immediately prior to the Effective Time, shall, upon surrender for cancellation of a certificate representing such shares to the Surviving Corporation, be entitled to receive in exchange therefore a certificate representing the number of shares of common stock of the Surviving Corporation into which such shares of Merger Corp. common stock have been converted pursuant to this Section 1.3.2. Until so surrendered, the certificates which prior to the Merger represented shares of Merger Corp. common stock shall be deemed, for all corporate purposes, including voting entitlement, to evidence ownership of the shares of the Surviving Corporation common stock into which such shares of Merger Corp. common stock shall have been converted.

          1.3.3 Options. Except as otherwise provided in this Section 1.3.3, the terms and provisions of any stock options held by Chip Star option holders, all of which are identified

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
in Schedule 3.1.2 (the "Options"), shall continue in full force and effect following the Merger. By virtue of the Merger and at the Effective Time, and without any further action on the part of any holder thereof, each Option shall be assumed by ESI and shall be converted into an option to purchase the whole number of shares of ESI Common Stock which the holder of the Option would have been entitled to receive had such holder exercised the Option in full immediately prior to the Effective Time (whether or not such Option shall then have been exercisable) (rounded to the nearest whole number). The exercise price per share shall be adjusted by dividing the stated exercise price by the Conversion Ratio. The term, exercisability, vesting schedule, status as an "Incentive Stock Option" under Section 422 of the Code, if applicable, and all other terms and conditions of the Options will to the extent permitted by law and otherwise reasonably practicable be unchanged; each Option which is an Incentive Stock Option shall be adjusted in accordance with the requirements of
Section 424(a) of the Code so as not to constitute a modification, renewal or extension of the Option within the meaning of Section 424(h) of the Code. Continuous employment with Chip Star shall be credited to the optionee for purposes of determining the vesting of the number of shares of ESI Common Stock subject to exercise under the optionee's converted Option after the Effective Time.

     1.4 Surrender and Cancellation of Certificates.

          1.4.1 Surrender of Certificates. After the Effective Time, each holder of shares of Chip Star Common Stock outstanding immediately prior to the Effective Time, upon surrender to ESI or its agent designated for such purpose of a certificate or certificates representing such shares shall be entitled to receive (x) a certificate representing the number of shares of ESI Common Stock into which such shares of Chip Star Common Stock shall have been converted pursuant to the provisions of Section 1.3 less the number of such shares determined to be Escrowed Property (as defined in Section 6.3) and (y) subject to Section 6.3 and the provisions of the Escrow Agreement, a certificate representing the shares of ESI Common Stock determined to be Escrowed Property. If any certificate for shares of ESI Common Stock is to be issued in a name other than that in which the certificate for Chip Star Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, and that the person requesting such exchange pay to ESI or its agent designated for such purpose any transfer or other taxes required, or establish to the satisfaction of ESI or its agent that such tax has been paid or is not payable. If any holder of Chip Star Common Stock canceled and retired in accordance with this Agreement is unable to deliver a certificate or certificates representing such shares of the holder, ESI, in the absence of actual notice that any shares theretofore represented by any such certificate have been acquired by a bona fide purchaser, shall deliver to such holder the number of shares of Common Stock to which such holder is entitled in accordance with the provisions of this Agreement upon the presentation of the following: (i) evidence satisfactory to ESI (a) that such person is the owner of the shares theretofore represented by each certificate claimed by him to be lost, wrongfully taken or destroyed and (b) that he is the person who would be entitled to present each such certificate for conversion pursuant to this Agreement; and (ii) such security or indemnity as may be reasonably requested by ESI to indemnify and hold ESI and the transfer agent harmless.

          1.4.2 Option Agreements. After the Effective Time, each holder of an Option outstanding immediately prior to the Effective Time shall be deemed to hold an option exercisable for ESI Common Stock in accordance with the provisions of Section 1.3.3.

          1.4.3 No Fractional Shares. No certificates or scrip evidencing fractional shares of ESI Common Stock shall be issued in the Merger, and such fractional share interests will not entitle the owner thereof to any rights as a shareholder of ESI.

          1.4.4 Escheat. Neither ESI nor Merger Corp. shall be liable to any holder of shares of Chip Star Common Stock for any such shares of ESI Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          1.4.5 Withholding Rights. ESI shall be entitled to deduct and withhold from the Merger Consideration such amounts as ESI is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by ESI, such withheld amounts shall be treated for all purposes of this Agreement as having been paid by the holder of the shares of Chip Star Common Stock in respect of which such deduction and withholding was made by ESI.

     1.5 Closing. The closing of the Merger (the "Closing") shall take place at the offices of Dostart Clapp Sterrett & Coveney, LLP, 4370 La Jolla Village Drive, San Diego, California at 9:00 a.m. local time on June 26, 1997, or on the Condition Completion Date (as hereinafter defined), or on such other date and/or at such other place and time as Chip Star, ESI and Merger Corp. may agree (the "Closing Date"). The "Condition Completion Date" shall be the day on which the last of the conditions set forth in Article V hereof shall have been fulfilled or waived (other than those conditions which, by their terms, are to occur at Closing).

     1.6 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to, or under any of the rights, properties or assets of Chip Star or Merger Corp. acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation are authorized to execute and deliver, in the name and on behalf of Chip Star or Merger Corp., or otherwise, all such deeds, bills of sale, assignments and assurances, and to take and do, in the name and on behalf of Chip Star or Merger Corp., or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

     1.7 Unregistered Shares. The Shareholders have been informed by ESI that the distribution of the ESI Common Stock by any person has not been registered under the Securities Act of 1933 (the "Act"), and that the ESI Common Stock must be held for the time required by Rule 144, unless (i) the distribution for sale of the ESI Common Stock has been registered under the Act (including registration under Section 4.3.4), (ii) a sale of the ESI Common Stock is made in conformity with the limitations of Rule 144, or (iii) in the opinion of counsel, which opinion is acceptable to ESI, some other exemption from registration is available with respect to any such sale, transfer or other disposition of the ESI Common Stock.

     1.8 Stock Certificate Legends. Each Shareholder understands that stock transfer instructions will be given to ESI's transfer agent with respect to the ESI Common Stock and that there will be placed on the certificates for such shares, or any substitution therefor, the following legends:

          "The securities represented by this certificate have been issued without registration under the Securities Act of 1933 (the 'Act') or any state securities laws. They may not be sold, assigned, pledged or otherwise transferred for value unless they are registered under the Act and any applicable state securities laws or the Corporation receives an opinion of counsel satisfactory to it, or otherwise satisfies itself, that registration is not required."

          "The securities represented by this certificate were issued pursuant to a business combination which is being accounted for as a pooling of interests and may not be sold, nor may the owner thereof reduce his risk relative thereto in any other way, until such time as the Corporation has published the financial results covering at least 30 days of combined operations after [here will be inserted the effective date of the Merger], the Effective Time of the merger through which the business combination was effected."

                                   ARTICLE II

                               FURTHER AGREEMENTS

     2.1 Employee Agreements. Chip Star shall cause each of the employees listed on Schedule 2.1 to sign a confidentiality and inventions assignment agreement (the "ESI Employee Agreement") substantially in the form of Exhibit B, and will use its best efforts to cause each other employee to sign an ESI Employee Agreement.

     2.2 Escrow Agreement. Prior to or at the Closing, ESI and the Shareholders shall execute and deliver an Escrow Agreement ("Escrow Agreement") substantially in the form attached as Exhibit C, and shall cause the Escrow Agent, as such term is defined in the Escrow Agreement, to execute the Escrow Agreement.

         2.3 Noncompetition and Nonsolicitation. Prior to or at the Closing each of the Shareholders shall execute and deliver Noncompetition and Nonsolicitation Agreements ("Noncompetition Agreements") substantially in the form attached as Exhibit D.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of Chip Star and the Shareholders. Chip Star and the Shareholders jointly and severally hereby represent and warrant to ESI and Merger Corp. that, except as specifically set forth in Schedule 3.1 (the "Chip Star Disclosure Schedule") in a numbered paragraph that corresponds to the section for which disclosure is made:

          3.1.1 Organization and Status. Chip Star is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified and in good standing as a foreign corporation in each jurisdiction where its properties (whether owned, leased or operated) or its business conducted require such qualification, except where failure to be so qualified would not have a material adverse affect on Chip Star. Chip Star has all requisite corporate power and authority to own, operate and lease its property and to carry on its businesses as they are now being conducted. Chip Star has delivered to ESI complete and accurate copies of its Articles of Incorporation ("Articles of Incorporation") and the Bylaws of Chip Star ("Bylaws"), each as amended to the date hereof.

          3.1.2 Capitalization. Chip Star has authorized capital stock consisting of 1,500,000 shares of Chip Star Common Stock, of which 900,000 shares were outstanding on

June 16, 1997 and options to purchase 164,482 shares were outstanding on June 16, 1997 under grants made pursuant to stock option agreements identified in
Schedule 3.1.2 (collectively, the "Chip Star Option Agreements"). All of the outstanding shares of capital stock of Chip Star have been duly authorized and are validly issued, fully paid and nonassessable, and no shares were issued, and no options were granted, in violation of preemptive or similar rights of any shareholder or in violation of any applicable securities laws. Except as set forth above, there are no shares of capital stock of Chip Star authorized, issued or outstanding, and, except for options granted pursuant to the Chip Star Option Agreements, there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of Chip Star of any character relating to the issued or unissued capital stock or other securities of Chip Star. There are no outstanding obligations of Chip Star to repurchase, redeem or otherwise acquire any of its outstanding shares of capital stock. The list of shareholders and option holders attached hereto as Schedule 3.1.2 sets forth a complete and accurate list of the shareholders and option holders of Chip Star as of the date hereof, indicating the number of shares of Chip Star Common Stock held by each shareholder, or subject to options in the case of option holders, and the percentage of the shares of all the Chip Star Common Stock outstanding represented by the shares so held in the case of shareholders.

          3.1.3 Authority. Chip Star has the corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized by the Board of Directors of Chip Star, validly executed and delivered by Chip Star and the Shareholders and, as of the Closing Date, will have been duly and validly approved by the shareholders of Chip Star. This Agreement constitutes the valid and binding obligation of Chip Star and the Shareholders, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

          3.1.4 Governmental Filings. Other than the filing of the Certificate of Merger and Articles of Merger contemplated by Article I, no notices, reports or other filings are required to be made by Chip Star or the Shareholders with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Chip Star or the Shareholders from, any domestic or foreign governmental or regulatory authority, agency, court, commission or other entity ("Governmental Entity") in connection with the execution and delivery of this Agreement by Chip Star and the Shareholders and the consummation by Chip Star and the Shareholders of the transactions contemplated hereby.

          3.1.5 Investments; Subsidiaries. No direct or indirect investments in any corporation, partnership, association, joint venture or other entity by Chip Star exist and Chip Star has no, and has never had any, subsidiaries.

          3.1.6 No Adverse Consequences. Neither the execution and delivery of this Agreement by Chip Star or the Shareholders nor the consummation of the transactions contemplated by this Agreement will (a) result in the creation or imposition of any lien, charge, encumbrance or restriction on any of the assets or properties of Chip Star, (b) violate any provision of the Articles of Incorporation or Bylaws of Chip Star, (c) violate any statute, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority applicable to Chip Star or the Shareholders, or (d) either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination of, accelerate the performance required by, accelerate the maturity of any indebtedness or obligation under, result in the breach of the terms, conditions or provisions of or constitute a default under any mortgage, deed of trust, indenture, note, bond, lease, license, permit or other agreement, instrument or obligation to which Chip Star or either of the Shareholders is a party or by which it or they are bound.

          3.1.7 Financial Statements. Chip Star has furnished to ESI a balance sheet of Chip Star as of April 30, 1997 (the "Current Balance Sheet") and the related statements of income for the ten months then ended, and the financial statements delivered at or before the Closing pursuant to Section 5.3.11 (all such balance sheets and statements collectively, the "Financial Statements"). The Financial Statements are complete and accurate in all material respects and present fairly the financial position and operating results of Chip Star as of the dates and for the periods indicated therein, and have been prepared in accordance with generally accepted accounting principles.

          3.1.8 Undisclosed Liabilities; Returns. Except for current liabilities which were incurred after April 30, 1997 in the ordinary course of business and of a type and in an amount both consistent with past practices and not material (either individually or in the aggregate), Chip Star has no liability or obligation (whether absolute, accrued, contingent or otherwise, and whether due or to become due) which is not accrued, reserved against, or identified in the Current Balance Sheet. There are no rights of return or other agreements between Chip Star and any customer which would cause any sales reflected in the Financial Statements to fail to qualify as sales in accordance with generally accepted accounting principles and Chip Star's revenue recognition policy as reflected in the Financial Statements.

          3.1.9 Absence of Certain Changes or Events. Since April 30, 1997, there has not been:

          (a) Any material adverse change in the business, results of operations, financial condition, properties, assets or prospects of Chip Star;

          (b) Any material damage, destruction, requisition, taking or casualty loss, whether or not covered by insurance, of or to any of the assets or properties of Chip Star;

          (c) Any direct or indirect declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of the Chip Star Common Stock, or any direct or indirect repurchase, redemption or other acquisition by Chip Star of any shares of its stock;

          (d) Other than as disclosed pursuant to Section 3.1.13.4, any increase in the rate or terms of compensation payable or to become payable by Chip Star to its directors, officers or employees; any change in the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any employees of Chip Star; any special bonus or remuneration paid; any written employment contract executed or amended; or any change in personnel policies;

          (e) Any entry into any agreement, commitment or transaction (including, without limitation, any license of intellectual property, any borrowing, capital expenditure or capital financing, any purchase, acquisition, sale or other disposition of assets (other than inventory in the ordinary course of business), any lease or sublease, any guaranty, assumption or endorsement of payment or performance of any loan or obligation of another, or any amendment, modification or termination of any existing agreement, commitment or transaction) by Chip Star as contemplated in this Agreement;

          (f) Any change by Chip Star in accounting methods, principles or practices;

          (g) Any issuance or sale of any stock of Chip Star or any issuance or granting of any option, warrant or right to purchase any stock of Chip Star or any commitment to do any of the foregoing;

          (h) Any amendment to the Articles of Incorporation or Bylaws of Chip Star;

          (i) Any conduct of business which is outside the ordinary course of business or not substantially in the manner that Chip Star previously conducted its business;

          (j) Any encumbrance or consent to encumbrance of any property or assets;

          (k) Any pending or threatened labor disputes, organizational activities or disturbances;

          (l) Any indication from any customer of Chip Star which purchased $200,000 or more of products or services from Chip Star in the year ended June 30, 1996 or the ten months ended April 30, 1997 that such customer intends to, is desirous of, or is actively considering terminating or reducing its purchases from Chip Star for any reason; or

          (m) Any change not described above in the assets, liabilities, licenses, permits or franchises of Chip Star, or in any agreement to which Chip Star is a party or is bound, which, either individually or in the aggregate, has had or reasonably could be expected to have a material adverse effect on the business, results of operations, financial condition, properties, assets or prospects of Chip Star.

          3.1.10 Prohibited Payments. Neither Chip Star nor any shareholder, officer, director or other person or entity has, directly or indirectly, on behalf of or with respect to the business or operations of Chip Star, (a) made any payment outside the ordinary course of business to any purchasing or selling agent or person charged with similar duties of any entity to which Chip Star sells or from which Chip Star buys products, for the purpose of influencing such agent or person to buy products from or sell products to Chip Star; or (b) otherwise made or received any payment that was not legal to make or receive under any applicable law or regulation of the United States or any other country or territory; or (c) engaged in any transaction, maintained any bank account, or used any corporate funds or assets except for transactions, bank accounts, funds, and assets which have been and are reflected in the normally maintained books and records of Chip Star.

          3.1.11 Litigation. No litigation, proceeding or governmental investigation is pending or threatened against or relating to Chip Star, its officers or directors in their capacities as such, or any of Chip Star's properties or businesses.

          3.1.12 Compliance with Laws; Judgments. Chip Star has at all relevant times conducted its business in compliance with the provisions of its Articles of Incorporation, Bylaws, and all applicable laws, regulations and standards, including without limitation the United States Export Control Act and foreign counterparts to such laws and regulations. Chip Star is not in violation of any applicable laws or regulations, other than violations which individually or in the aggregate do not, and, with the passage of time will not, have a material adverse effect on its business, financial condition, results of operations, properties, assets or prospects. Chip Star is not subject to any outstanding judgment, order, writ, injunction or decree and has not been charged with, or threatened with a charge of, a violation of any provision of any applicable law or regulation.

          3.1.13 Employment Matters.

               3.1.13.1 Labor Matters. Chip Star is not a party or otherwise subject to any collective bargaining or other agreement governing the wages, hours or terms of employment of its employees. Chip Star is and has been in compliance with all applicable laws regarding employment and employment practices, terms and conditions of employment, wages and hours and is not and has not been engaged in any unfair labor practice. There is no (a) unfair labor practice complaint against Chip Star pending before the National Labor Relations Board or any other Governmental Entity, (b) labor strike, slowdown or work stoppage actually occurring or, to the knowledge of Chip Star, threatened against Chip Star, (c) representation petition respecting the employees of Chip Star pending before the National Labor Relations Board or similar agency, or (d) grievance or any arbitration proceeding pending arising out of or under collective bargaining agreements applicable to Chip Star. Chip Star has not experienced any primary work stoppage or other organized work stoppage involving its employees in the past two years. Chip Star and the Shareholders are not aware of any labor strike, slowdown, or work stoppage occurring or, to the knowledge of Chip Star or the Shareholders, threatened against any of Chip Star's principal suppliers that might be expected to have a material adverse effect on the business, financial condition, results of operations, properties, or assets of Chip Star. All of the employees of Chip Star are citizens or permanent residents of the United States. No employee of Chip Star is the beneficiary under an employer-sponsored non-immigrant visa and no approvals, permits or consents of any governmental entity are required in order for Chip Star to employ any current employee as a result of or in connection with such employee's immigration status in the United States. Chip Star has fully completed and retained a Form I-9 for each of its employees in accordance with applicable law, and Chip Star is not subject to examination in connection with such forms or to any fines or other penalties under laws relating to employees who are not authorized to work in the United States.

               3.1.13.2 Employee Benefits. Schedule 3.1.13.2 lists all pension, retirement, profit sharing, deferred compensation, bonus, commission, incentive compensation (including cash, stock and option plans or arrangements), life insurance, health and disability insurance, hospitalization and all other employee benefit plans or arrangements (including, without limitation, any contracts or agreements with trustees, insurance companies or others relating to any such employee benefit plans or arrangements) established or maintained by Chip Star, and complete and accurate copies of all those plans or arrangements have been provided to ESI. The employee pension benefit plans (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) established and maintained by Chip Star that are subject to ERISA (the "ERISA Plans") are listed separately as ERISA Plans on Schedule
3.1.13.2. The ERISA Plans comply in all material respects with the applicable requirements of ERISA. Chip Star has received from the Internal Revenue Service a favorable determination for each of the ERISA Plans and their related trusts that each of the ERISA Plans is qualified under Section 401(a) of the Code and the related trust is tax-exempt under Section 501(a) of the Code. There has been no event subsequent to that determination that has adversely affected the tax qualified status of the ERISA Plans or the exemption of the related trusts other than changes in the Code that are not effective as of the Closing Date. None of the ERISA Plans, its related trusts or any trustee, investment manager or administrator thereof has engaged in a nonexempt "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code. There are not and have not been any excess deferrals or excess contributions under any ERISA Plan. Each ERISA Plan is and has been operated and administered in conformity with the requirements of all applicable laws and regulations, whether or not the ERISA Plan documents have been amended to reflect such requirements. Chip Star has no obligation of any kind (whether under the terms of the ERISA Plans or under any understanding with employees) to make payments under, or to pay contributions to, any plan, agreement or other arrangement for deferred compensation of employees, whether or not tax qualified, including, without limitation, a single employer tax qualified plan, a tax qualified plan of a controlled group of corporations, a multiemployer pension plan, a "defined benefit" plan, a nonqualified deferred compensation plan, an individual employment or compensation agreement or a commitment to provide medical benefits to retirees.

               3.1.13.3 Employment Agreements. Each employee of Chip Star is an "at-will" employee and there are no written employment, commission or compensation agreements of any kind between Chip Star and any of its employees.
Schedule 3.1.13.3 lists all Chip Star's employment or supervisory manuals, employment or supervisory policies, and written information generally provided to employees (such as applications or notices), and complete and accurate copies of those manuals, policies and written information have been provided to ESI. Chip Star does not have any agreements or understandings with its employees, including without limitation any agreements or understandings regarding compensation of any nature, severance payments or retirement benefits, except as reflected in the items listed in Schedules 3.1.13.2 and 3.1.13.4.

               3.1.13.4 Compensation. Schedule 3.1.13.4 contains a complete and accurate list of all current directors, officers, employees or consultants of Chip Star, specifying their names and job designations, the total amount paid or payable as cash and noncash compensation to each such person, and the basis of such compensation, whether fixed or commission or a combination thereof, and the total amount of accrued benefits (including without limitation vacation, sick or wellness pay) for such persons as of April 30, 1997. Except as set forth in Schedules 3.1.13.2, 3.1.13.3 or the agreements described in Section 3.1.13.5, Chip Star is not a party to any employment contract or agreement and has not made any other commitment entitling any employee to any payment in the event of termination or resignation that would constitute a "parachute payment" within the meaning of Section 280G of the Code or would in the aggregate exceed 100 percent of such person's annual base cash compensation. The provisions for wages and salaries accrued on the Current Balance Sheet are adequate for salaries and wages, including accrued vacation pay and sick or wellness pay, and Chip Star has accrued on its books and records all obligations for wages and salaries and other compensation to its employees, including but not limited to, vacation pay and sick or wellness pay, and all commissions and other fees payable to agents, salesmen, and representatives.

               3.1.13.5 Confidentiality and Inventions Agreements. Each consultant that has been given access to Chip Star's Intellectual Property (as defined in Section 3.1.16) prior to the date a patent was filed in connection with such Intellectual Property has previously signed a confidentiality and invention agreement in the form or forms attached hereto as Exhibit E.

          3.1.14 Title to and Condition of Real Property. Chip Star does not own any real property. Schedule 3.1.14 contains a list of all real property currently leased or occupied by Chip Star (the "Leased Real Property"), including the dates of and parties to all leases and any amendments thereof and a list of all real property previously leased or occupied by Chip Star (the "Previously Leased Real Property"). All Leased Real Property (including improvements thereon) is in satisfactory condition and repair consistent with its present use, and is available for immediate use in the conduct of Chip Star's business. Neither the operations of Chip Star on any Leased Real Property, nor any improvements on the Leased Real Property, violates any applicable building or zoning code or regulation of any governmental authority having jurisdiction, except where such violation would not have a material adverse affect on Chip Star. The Leased Real Property includes all real property necessary to conduct the business of Chip Star as currently conducted. None of the Leased Real Property has been condemned or otherwise taken by public authority and no such condemnation is, to the knowledge of Chip Star and the Shareholders, threatened or contemplated.

          3.1.15 Title to and Condition of Fixed Assets. Schedule 3.1.15 contains a complete and accurate list of all tangible personal property (excluding inventory) owned or leased by Chip Star (the "Tangible Personal Property"), including the dates of and parties to all leases and any amendments thereof. Except as set forth in Schedule 3.1.15, Chip Star has good and marketable title to all of the Tangible Personal Property, free and clear of all liens, mortgages, pledges, leases, restrictions and other claims and encumbrances of any nature whatsoever. The Tangible Personal Property is in good operating condition and repair (ordinary wear and tear excepted), is performing satisfactorily, and is adequate for the conduct of the business of Chip Star. All Tangible Personal Property and the state of maintenance thereof are in compliance with all applicable laws and regulations.

          3.1.16 Intellectual Property. Chip Star owns, or has a valid license to use, all patents, trademarks, service marks, trade names, copyrights, trade secrets, technology, know-how and other intellectual property (the "Intellectual Property") necessary to or used in the conduct of the business of Chip Star as now conducted and as proposed to be conducted. Schedule 3.1.16 contains a complete and accurate list of all patents, patent applications, trademarks and service marks and related applications, trade names and copyrights owned by or licensed to Chip Star. Schedule 3.1.16 also contains a description of all agreements or licenses relating to the acquisition by or license to Chip Star of such Intellectual Property or under which Chip Star has sold or granted a right to use any Intellectual Property. All Intellectual Property owned by Chip Star is owned by it free and clear of all liens, claims, encumbrances or adverse claims of any third party. The conduct of Chip Star's business does not conflict with or infringe upon any Intellectual Property rights of any other person and no claims of conflict or infringement are pending or threatened against Chip Star. Chip Star has made all necessary filings and recordations and has paid all required fees and Taxes to maintain its ownership of its Intellectual Property.

          3.1.17 Certain Contracts and Arrangements. Schedule 3.1.17, which is organized by type of agreement, contains a complete and accurate list of each of the following types of agreements or arrangements, including any amendments thereto, to which Chip Star is a party or by which it is bound:

          (a) any mortgage, note or other instrument or agreement relating to the borrowing of money or the incurrence of indebtedness or the guaranty of any obligation for the borrowing of money;

          (b) any contract, agreement, purchase order or acknowledgment form for the purchase, sale, lease or other disposition of equipment, products, materials or capital assets, or for the performance of services (including without limitation consulting services), with respect to which the annual aggregate dollar amount either due to or payable by Chip Star exceeds $100,000;

          (c) contracts or agreements for the joint performance of work or services, and all other joint venture agreements;

          (d) contracts or agreements with agents, brokers, consignees, sales representatives or distributors relating to the sale of products or services;

          (e) confidentiality or inventions assignment agreements with parties other than employees of Chip Star; and

          (f) any other contract, instrument, agreement or obligation not described in any other Schedule which contains unfulfilled obligations, is not terminable without payment of premium or penalty upon 30 days' notice or less and the annual amount either due to or payable by Chip Star exceeds $50,000 for any single contract or $100,000 in the aggregate.

          3.1.18 Status of Contracts. Each of the contracts, agreements, commitments and instruments listed on Schedules 3.1.14, 3.1.15, 3.1.16, and
3.1.17 and the agreements described
in Section 3.1.13.5 (collectively, the "Contracts") is in full force and effect and is valid, binding and enforceable by Chip Star in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought. There is no existing material default or violation by Chip Star under any Contract and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a material default of Chip Star under any Contract. There is no pending or threatened proceeding which would interfere with the quiet enjoyment of any leasehold of which Chip Star is lessee or sublessee. All other parties to the Contracts have consented or prior to the Closing will have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement without modification of the rights or obligations of Chip Star under any Contract. Complete and accurate copies of all Contracts have been delivered to ESI. Chip Star and the Shareholders are not aware of any default by any other party to any Contract or of any event which (whether with or without notice, lapse of time or both) would constitute a material default by any other party with respect to obligations of that party under any Contract, and, to the knowledge of Chip Star and the Shareholders, there are no facts that exist indicating that any of the Contracts may be totally or partially terminated or suspended by the other parties. Chip Star has not granted any waiver or forbearance with respect to any of the Contracts. Chip Star is not a party to, or bound by, any Contract that Chip Star can reasonably foresee will result in any material loss to Chip Star upon the performance thereof (including any liability for penalties or damages, whether liquidated, direct, indirect, incidental or consequential).

          3.1.19 Insurance. Schedule 3.1.19 contains a complete and accurate list of all policies of fire, liability, worker's compensation and other forms of insurance insuring Chip Star, its officers or directors, its assets or its operations (the "Policies"), setting forth the applicable deductible amounts. All the Policies are valid, enforceable and in full force and effect, all premiums with respect to the Policies covering all periods up to and including the date as of which this representation is being made have been paid and no notice of cancellation or termination has been received with respect to any Policy. The Policies are sufficient for compliance with all requirements of law and agreements to which Chip Star is a party and provide insurance for the risks and in the amounts and types of coverage usually obtained by persons using or holding similar properties in similar businesses. There have been no claims made for insurance payment under any of the Policies in the three years preceding the date of this Agreement. Complete and accurate copies of the Policies and all endorsements thereto have been delivered to ESI. Chip Star has not been refused any insurance coverage and no insurance coverage has been canceled during the three years preceding the date of this Agreement.

          3.1.20 Permits and Licenses. Schedule 3.1.20 contains a complete and accurate list of all governmental licenses, permits, franchises, easements and authorizations (collectively, "Permits") held by Chip Star, listed by governmental entity. Chip Star holds, and at all times has held, all Permits necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and other authorities having jurisdiction over it or any part of its operations. Chip Star is in compliance with each of the terms of the Permits listed on Schedule 3.1.20, and there are no claims of violation by Chip Star of any of such Permits. Complete and accurate copies of all Permits held by Chip Star have been delivered to ESI. All governmental entities and agencies that have issued any Permits to or with respect to Chip Star or its business have consented or prior to the Closing will have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement without requiring modification of the rights or obligations of Chip Star under any of such Permits.

          3.1.21 Taxes.

               3.1.21.1 Returns. Chip Star has filed on a timely basis all federal, state, foreign and other returns, reports, forms, declarations and information returns required to be filed by it with respect to Taxes (as defined below) which relate to the business, results of operations, financial condition, properties or assets of Chip Star (collectively, the "Returns") and has paid on a timely basis all Taxes shown to be due on the Returns. Chip Star is not part of an affiliated group of corporations that files or has the privilege of filing consolidated tax returns pursuant to Section 1501 of the Code or any similar provisions of state, local or foreign law, and Chip Star is not a party to any tax-sharing or tax-allocation agreement. Chip Star does not have any liability for Taxes of any person (other than itself), whether arising under federal, state, local or foreign law, as a transferee or successor, by contract or otherwise. No extensions of time have been requested for Returns which have not been filed except as set forth on Schedule 3.1.21. No Returns have been examined by the applicable taxing authorities for all periods to and including the fiscal year ended June 30, 1996 and, except as set forth on Schedule 3.1.21, Chip Star has not received any notice of audit and there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for such Taxes for any period. All Returns filed are complete and accurate in all respects and no additional Taxes are owed by Chip Star with respect to the periods covered by the Returns. Chip Star has provided ESI with complete and accurate copies of Returns for each of Chip Star's fiscal years ended June 30, 1993 through 1996.

               3.1.21.2 Taxes Paid or Reserved. The Reserves reflected in the Current Balance Sheet are adequate for payment of Taxes in respect of periods ending on or before the date of the Current Balance Sheet. All reserves for Taxes have been determined in accordance with generally accepted accounting principles consistently applied throughout the periods involved and with prior periods. All Taxes which Chip Star has been required to collect or withhold have been withheld or collected and, to the extent required, have been paid to the proper taxing authority. Chip Star has not elected to be treated as a consenting corporation pursuant to Section 341(f) of the Code.

               3.1.21.3 Definition. The term "Taxes" shall mean all federal, state, local or foreign taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, premium, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated severance, stamp, occupation, property or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties (including penalties for failure to file in accordance with applicable information reporting requirements), and additions to tax.

          3.1.22 Related Party Interests. Except as listed in Schedule 3.1.22, no shareholder, officer or director of Chip Star (or any entity owned or controlled by one or more of such parties) (a) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to Chip Star's business, (b) is indebted to Chip Star, or (c) has any financial interest, direct or indirect, in any supplier or customer of, or other outside business which has significant transactions with Chip Star. True and complete copies of all agreements listed on Schedule 3.1.22 have been provided to ESI. Chip Star is not indebted to any of its shareholders, directors or officers (or any entity owned or controlled by one or more of such parties) except for amounts due under normal salary arrangements and for reimbursement of ordinary business expenses. The consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment (severance or other) becoming due from Chip Star to any of its shareholders, officers, directors or employees (or any entity owned or controlled by one or more of such parties).

          3.1.23 No Powers of Attorney or Restrictions. No power of attorney or similar authorization given by Chip Star is presently in effect or outstanding. No contract or agreement to which Chip Star is a party or is bound or to which any of its properties or assets is subject limits the freedom of Chip Star to compete in any line of business or with any person. None of the Shareholders and, to the knowledge of Chip Star and the Shareholders after due inquiry, none of the other employees of Chip Star is obligated under any contract (including licenses, covenants or commitments of any nature), or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of Chip Star or that would conflict with the business of Chip Star as now conducted or proposed to be conducted.

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
          3.1.24 Environmental Conditions.

               3.1.24.1 Compliance. The business and assets of Chip Star, including without limitation the Leased Real Property and the Previously Leased Real Property, are and have been in compliance with all Environmental Laws (as defined below) and all Permits required under any Environmental Laws are listed separately in Schedule 3.1.20. There are no pending or threatened claims, actions or proceedings against Chip Star under any Environmental Law or related Permit. All wastes generated in connection with Chip Star's business are and have been transported and disposed of off-site in compliance with all Environmental Laws, and true and correct logs of such transportation and disposal have been made available to ESI.

               3.1.24.2 Hazardous Substances. No Hazardous Substance has been disposed of, spilled, leaked or otherwise released on, in, under or from the Leased Real Property or the Previously Leased Real Property or has otherwise come to be located in the soil or water (including surface and ground water) on or under the Leased Real Property or the Previously Leased Real Property. None of the assets of Chip Star or the improvements on the Leased Real Property or the Previously Leased Real Property have incorporated into them any asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls (including in any electrical transformer or capacitor located on such property), or any other Hazardous Substance which is prohibited, restricted or regulated when present in buildings, structures, fixtures or equipment. No Hazardous Substance is or has been generated, manufactured, treated, stored, transported, used or otherwise handled on the Leased Real Property or the Previously Leased Real Property or in connection with the business of Chip Star. There are not and never have been any above-ground or underground storage tanks on the Leased Real Property or on the Previously Leased Property (whether or not regulated and whether or not out of service, closed or decommissioned).

               3.1.24.3 Filings and Notices. Chip Star has timely filed all required reports, obtained all required approvals and permits, and generated and maintained all required data, documentation and records under all applicable Environmental Laws. All notifications required by any Environmental Law in respect of any discharge, release or emission, including any notices required to be provided under applicable California law, if any, have been made within the time prescribed by such Environmental Law, and copies of all such notifications have been provided to ESI. No part of the Leased Real Property or the Previously Leased Real Property is listed as a site contaminated by Hazardous Substances pursuant to any Environmental Law.

               3.1.24.4 Definitions. As used in this Agreement, (a) "Environmental Law" means any federal, state, foreign or local statute, ordinance or regulation pertaining to the protection of human health or the environment and any applicable orders, judgments, decrees, permits, licenses or other authorizations or mandates under such statutes, ordinances or regulations, and (b) "Hazardous Substance" means any hazardous, toxic, radioactive or infectious substance, material or waste as defined, listed or regulated under any Environmental Law, and includes without limitation radioactive material and petroleum oil and its fractions.

          3.1.25 Consents and Approvals. Except as set forth in Section 3.1.4, no consent, approval, or authorization of, or filing or registration with, any court, regulatory authority, governmental body, or any other entity or person not a party to this Agreement is required to be obtained by Chip Star for the consummation of the transactions described in this Agreement.

          3.1.26 Records. The books of account, minute books, stock certificate books and stock transfer ledgers of Chip Star are complete and accurate in all material respects, and there has been no transaction involving the business or stock ownership of Chip Star, or action of Chip Star's board of directors or shareholders, which properly should have been set forth therein and which has not been accurately so set forth. Complete and accurate copies of such books, records and ledgers have been made available to ESI.

          3.1.27 Receivables. Each of the receivables of Chip Star (including accounts receivable, loans receivable and advances) that is reflected in the Current Balance Sheet, and each of the receivables that has arisen since that date, has arisen only from bona fide transactions in the ordinary course of Chip Star's business and shall be fully collected when due, or in the case of each account receivable, within 90 days after it arose, without resort to litigation and without offset or counterclaim, except to the extent of the normal allowance for doubtful accounts with respect to accounts receivable as reflected in the Current Balance Sheet.

          3.1.28 Bank Accounts. Schedule 3.1.28 contains a complete and accurate list of all the banks or other financial institutions at which Chip Star maintains accounts or safe deposit boxes, together with numbers of such accounts and boxes and the names of the persons authorized to draw thereon or permitted access thereto. All cash in such accounts is held in demand deposits and is not subject to any restriction or limitation as to withdrawal.

          3.1.29 Product Warranties. Schedule 3.1.29 contains Chip Star's standard form of product warranty, infringement indemnity and limitation of liability provisions and a copy of each negotiated warranty, indemnity and limitations provision that differs materially from the standard form. Chip Star has not undertaken any performance obligations or made any warranties or guarantees with respect to its products other than those disclosed in Schedule 3.1.29, or sold any products or services without the limitation of liability provisions disclosed in Schedule 3.1.29. The aggregate cost to Chip Star to comply with its product warranties has not and is not anticipated to exceed two percent (2%) of total revenue, as reported in Chip Star's financial statements, for any fiscal year. All products under warranty as of the date of this Agreement, serviced, distributed or sold by Chip Star, and the delivery thereof, have been in conformity with Chip Star's warranty commitments.

          3.1.30 Inventories. Schedule 3.1.30 contains a true summary of all inventory of Chip Star as of April 30, 1997. All inventories, whether finished goods, work in process or raw materials, reflected on the Current Balance Sheet or thereafter acquired, are all items of a quality usable or saleable in the ordinary and usual course of Chip Star's business, except for inventory items that have been written down to an amount not in excess of realizable market value or for which adequate Reserves or allowances have been provided on the Current Balance Sheet. The values at which inventories are carried reflect an inventory valuation policy consistent with Chip Star's past practice and in accordance with generally accepted accounting principles. Chip Star has good and marketable title to all its inventories, free and clear of all liens, mortgages, pledges, leases, restrictions and other claims and encumbrances of any nature whatsoever.

          3.1.31 Product Liability. Chip Star has not recalled any products manufactured, serviced, distributed, leased, or sold by Chip Star, and there is no reasonable basis for any such recall on or after the Closing Date.

          3.1.32 Backlog and Customer Information. Schedule 3.1.32 shows (a) the aggregate backlog, including sales price, product cost and gross margin, and the backlog by customer and product, for Chip Star as of April 30, 1997 and (b) a list of the top five Chip Star customers for the fiscal year ended June 30, 1996 and the ten months ended April 30, 1997, with aggregate annual revenue for each customer for each year.

          3.1.33 Accounting Controls. Chip Star maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are accurately and completely recorded in Chip Star's general ledger as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          3.1.34 Brokers and Finders. Chip Star has not incurred any liability for any brokerage or investment banking fees, commissions or finders' fees in connection with the Merger. 3.1.35 Reliance. Chip Star and the Shareholders recognize and agree that, notwithstanding any investigation by ESI, ESI is relying upon the representations and warranties made by Chip Star and the Shareholders in this Agreement and in the documents attached to this Agreement as exhibits.

          3.1.36 Customer Programs. Except as disclosed on Schedule 3.1.36, there are no trade allowance, billback, rebate, discount or similar programs of a material nature currently in effect with the customers of Chip Star, regardless of whether Chip Star currently has an actual or contingent unpaid liability thereunder.

          3.1.37 Liabilities Incurred in Ordinary Course. The liabilities of Chip Star and the liabilities to which the assets of Chip Star are subject were incurred by Chip Star in the ordinary course of its business except for reasonable expenses arising in connection with the negotiation and implementation of this Agreement.

          3.1.38 Accuracy of Representations and Warranties. None of the representations or warranties of Chip Star and the Shareholders contained in this Agreement contains or will contain any untrue statement of any material fact or omits or misstates a material fact necessary to make the statements contained in this Agreement not misleading. Chip Star and the Shareholders know of no fact that has resulted or that, in the reasonable judgment of Chip Star and the Shareholders may result, in any material adverse change in Chip Star's business, results of operation, financial condition, properties, assets or prospects that has not been set forth in this Agreement.

          3.1.39 Continuity of Business Enterprise. Chip Star operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulation ss. 1.368-1(d).

          3.1.40 Fair Market Value of Chip Star Assets. The fair market value of the assets of Chip Star at the Effective Time will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

          3.1.41 No Chapter 11 Proceedings. Chip Star is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of
Section 368(a)(3)(A) of the Code.

          3.1.42 Not an Investment Company. Chip Star is not an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

          3.1.43 Not a Real Property Holding Company. Chip Star has not been a United States real property holding company within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          3.1.44 Section 368(a)(2)(E) Asset Requirement. Immediately after the Effective Time, the Surviving Corporation will hold at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Chip Star immediately before the Merger.

          3.1.45 Accredited Investor Status. Each of the Shareholders is an "accredited investor" as defined in Rule 501 of the Securities and Exchange Commission. Each Shareholder has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in ESI Common Stock.

          3.1.46 Acquisition for Investment. Each Shareholder is acquiring the ESI Common Stock for investment for his own account, and not with a view to, or for resale in connection with, any distribution of the ESI Common Stock.

          3.1.47 Opportunity to Ask Questions. Each Shareholder acknowledges that he has had the opportunity to ask questions of and receive answers from officers and employees of ESI about ESI, the terms and conditions of the investment and to receive and review the ESI SEC Reports (as defined below) and such documents concerning ESI as he has reasonably requested.

          3.1.48 Hart Scott Rodino Act. Denver Braden represents and warrants that he has calculated the value of assets and annual net sales attributable to him pursuant to the Hart Scott Rodino Antitrust Improvements Act, codified at 15 U.S.C. ss. 18a et. seq., and that the information regarding such asset and sales calculations delivered in a letter to ESI on June 26, 1997 is complete and accurate.

     3.2 Representations and Warranties of ESI. ESI hereby represents and warrants to Chip Star and the Shareholders that, except as specifically set forth in Schedule 3.2 (the "ESI Disclosure Schedule") in a numbered paragraph that corresponds to the section for which disclosure is made:

          3.2.1 Organization and Status. Each of ESI and its subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation and is duly qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in good standing, when taken together with all such failures, would not have a material adverse effect on ESI. Each of ESI and its subsidiaries has all requisite corporate power and authority to own, operate and lease its property and to carry on its businesses as they are now being conducted.

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
          3.2.2 Capitalization. ESI has authorized capital stock consisting of 40,000,000 shares of Common Stock, without par value, of which 8,693,034 shares were outstanding on February 28, 1997 and 1,000,000 shares of Preferred Stock, of which no shares were outstanding on February 28, 1997. All of the outstanding shares of capital stock of ESI have been duly authorized and are validly issued, fully paid and nonassessable, and no shares were issued in violation of preemptive or similar rights of any shareholder. Except under the terms of the various ESI employee or director benefit plans, or as disclosed in the ESI SEC Reports (defined in Section 3.2.5) there are no subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character obligating ESI to issue any shares of capital stock.

          3.2.3 Corporate Authority. ESI has the corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized by the Board of Directors of ESI and duly and validly executed and delivered by ESI. This Agreement constitutes the valid and binding obligation of ESI, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

          3.2.4 Governmental Filings. Other than the filing of the Certificate of Merger and Articles of Merger contemplated by Article I, no notices, reports or other filings are required to be made by ESI with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by ESI from, any Governmental Entity in connection with the execution and delivery of this Agreement by ESI and the consummation by ESI of the transactions contemplated hereby.

          3.2.5 SEC Reports and Financial Statements. ESI has heretofore furnished Chip Star and the Shareholders with complete copies of all registration statements, reports and proxy statements, including amendments thereto, filed with the Securities and Exchange Commission (the "SEC") since May 31, 1996 and prior to the date of this Agreement (collectively, the "ESI SEC Reports").

          3.2.6 No Adverse Consequences. Neither the execution and delivery of this Agreement by ESI nor the consummation of the transactions contemplated by this Agreement will (a) result in the creation or imposition of any lien, charge, encumbrance or restriction on any of the assets or properties of ESI or any subsidiary, (b) violate any provision of the Articles of Incorporation or Bylaws of ESI or any subsidiary, (c) to the knowledge of ESI, violate any statute, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority applicable to ESI or any subsidiary, or (d) either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination of, accelerate the performance required by, accelerate the maturity of any indebtedness or obligation under, result in the breach of the terms, conditions or provisions of or constitute a default under any mortgage, deed of trust, indenture, note, bond, lease, license, permit or other agreement, instrument or obligation to which either ESI or any subsidiary is a party or by which any of them is bound.

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
          3.2.7 Brokers and Finders. Neither ESI nor any of its subsidiaries has incurred any liability for any brokerage or investment banking fees, commissions or finders' fees in connection with the Merger.

     3.3 Representations and Warranties Relating to Merger Corp. ESI and Merger Corp. hereby represent and warrant to Chip Star that:

          3.3.1 Organization and Status. Merger Corp. is a corporation duly organized and validly existing under the laws of the State of Oregon. Merger Corp. does not own any properties (other than the initial cash subscription for shares) nor has it commenced any business or operations.

          3.3.2 Capitalization. Merger Corp. has an authorized capital stock consisting of 100 shares of Common Stock, of which 100 shares were issued and outstanding on the date of this Agreement. All of the issued and outstanding shares of capital stock of Merger Corp. are owned by ESI.

          3.3.3 Corporate Authority. Merger Corp. has the corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Agreement has been duly and validly authorized by the Board of Directors and sole shareholder of Merger Corp., duly and validly executed and delivered by Merger Corp. and constitutes the valid and binding obligation of Merger Corp., enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

          3.3.4 Governmental Filings. Other than the filing of the Certificate of Merger and Articles of Merger contemplated by Article I, no notices, reports or other filings are required to be made by Merger Corp. with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Merger Corp. from, any Governmental Entity in connection with the execution and delivery of this Agreement by Merger Corp. and the consummation by Merger Corp. of the transactions contemplated hereby.

                                   ARTICLE IV

                                    COVENANTS

     4.1 Mutual Covenants. Chip Star, the Shareholders and ESI mutually covenant and agree as follows:

          4.1.1 Consents and Approvals. Chip Star, the Shareholders and ESI each will use reasonable best efforts to secure, and ESI will cause Merger Corp. to use its reasonable best efforts to secure, all consents, approvals, licenses or permits which may be required in connection with the Merger, and each will cooperate with the other to secure all such consents, approvals, licenses or permits in a form mutually satisfactory to Chip Star and ESI.

          4.1.2 Best Efforts. Subject to the terms of this Agreement, Chip Star, the Shareholders and ESI each will use reasonable best efforts, and ESI will cause Merger Corp. to use its reasonable best efforts, to effectuate the transactions contemplated hereby and to fulfill the conditions of their respective obligations under this Agreement.

          4.1.3 Publicity. Except as required by law, no party will issue any press releases or otherwise make any public statements with respect to the transactions contemplated hereby without the prior written consent of ESI and Chip Star, in each case not to be unreasonably withheld.

          4.1.4 Tax Matters. ESI and Merger Corp., Chip Star and each of the Shareholders shall execute and deliver to Arthur Andersen LLP, certificates substantially in the form attached hereto as Exhibits F-1, F-2 and H, respectively, at such time or times as reasonably requested by such firm in connection with its delivery of the Tax Opinion and Pooling Opinions described in Section 5.1.3 with respect to the transactions contemplated hereby. Prior to the Effective Time, none of ESI, Merger Corp., Chip Star or the Shareholders shall take or cause to be taken any action (or fail to take or cause to be taken any action) which would cause to be untrue any of the representations in Exhibits F-1, F-2 or H.

     4.2 Covenants of Chip Star. Chip Star and the Shareholders covenant and agree as follows:

          4.2.1 Conduct of Business. Prior to the Effective Time, Chip Star will carry on its business in the ordinary and usual manner and maintain its existing relationships with suppliers, customers, employees and business associates, and will not, without the prior written consent of ESI:

          (a) amend its Articles of Incorporation or Bylaws;

          (b) enter into any new agreements respecting an increase in compensation or benefits payable to its officers or employees, except that Chip Star may enter into indemnification agreements with its officers and directors on terms consistent with the provisions of Chip Star's Articles of Incorporation and Bylaws;

          (c) split, combine, reclassify any of the outstanding shares of its capital stock or otherwise change its authorized capitalization;

          (d) declare, set aside or pay any dividends payable in cash, stock or property with respect to shares of its capital stock;

          (e) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class;

          (f) redeem, purchase or otherwise acquire any shares of its capital stock, merge into or consolidate with any other corporation or permit any other corporation to merge into or consolidate with it, liquidate or sell or dispose of any of its assets, or close any plant or business operation;

          (g) except for short-term indebtedness and indebtedness incurred pursuant to Chip Star's revolving credit agreement and renewals, replacements and amendments thereof not in excess of the current maximum under such credit agreement incurred in the ordinary course of business, incur, assume or guarantee any indebtedness, or modify or repay any existing indebtedness;

          (h) enter into any transaction, make any commitment (whether or not subject to the approval of the Board of Directors of Chip Star) or modify any Contracts, except as otherwise contemplated or permitted by this Agreement, or take or omit to take any action which could be reasonably anticipated to have a material adverse effect on the business, properties, financial condition or results of operations of Chip Star;

          (i) transfer, lease, license, guarantee, sell, mortgage, pledge, or dispose of, any property or assets (including without limitation any intellectual property), encumber any property or assets or incur or modify any liability, other than the sale of inventory in the ordinary and usual course of business;

          (j) authorize capital expenditures other than in the ordinary course of business, form any subsidiary, or make any acquisition of, or investment in, assets or stock of any other person or entity;

          (k) make any tax election;

          (l) permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled, terminated or renewed without prior notice to ESI;

          (m) change its method of accounting as in effect at December 31, 1995, except as required by changes in generally accepted accounting principles as concurred with by the Chip Star's independent auditors, or change its fiscal year;

          (n) conduct any transactions which, in the opinion of ESI or Arthur Andersen LLP, could disqualify the Merger for pooling of interests accounting; or

          (o) authorize or enter into an agreement to do any of the actions referred to in paragraphs (a) through (n) above.

          4.2.2 Investigations. Chip Star agrees to give ESI and its representatives and agents full access to all its premises, books and records and agreements and files and to cause its officers of Chip Star to furnish ESI with such financial and operating data and other information with respect to its business and properties as ESI shall from time to time request. Without limitation of the foregoing, Chip Star shall permit ESI to conduct an operations review at the plant level during which ESI shall have access to the plant managers, sales and marketing managers, finance officers, and technology, environmental and human resource managers of each Chip Star operating facility. Any such investigations (a) shall be conducted in such manner as not to interfere unreasonably with the operation of Chip Star's business; and (b) shall not diminish any of the representations and warranties hereunder.

     4.3 Covenants of ESI. ESI covenants and agrees as follows:

          4.3.1 Conduct of Business. Prior to the Effective Time, ESI will not take or omit to take any action which could be reasonably anticipated to have a material adverse effect on the business, properties, financial condition or results of operations of ESI.

          4.3.2 Issuance of Certificates. After the Effective Time, ESI shall issue and deliver, or shall cause to be issued and delivered, in accordance with the provisions of Article I hereto, stock certificates representing the number of shares of ESI Common Stock to be issued in the Merger.

          4.3.3 Registration of Option Shares. ESI shall use its best efforts to cause the shares of ESI Common Stock issuable upon exercise of the Options (assumed pursuant to Section 1.3.3 of this Agreement) to be issued pursuant to a then effective registration statement or otherwise to be registered after the Effective Time on SEC Form S-8, filed no later than 90 days after the Effective Time, and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements for so long as such assumed Options remain outstanding.

          4.3.4 Registration of ESI Common Stock.

               4.3.4.1 Registration. Within ten days following the date on which ESI publishes the financial results covering at least 30 days of combined operations after the Effective Time, ESI will file with the Securities and Exchange Commission a registration statement (the "Registration Statement") for the purpose of registering for resale 100,000 shares of the Merger Consideration (the "Registrable Securities") and will use its best efforts to cause the Registration Statement to be declared effective as soon as possible. ESI will use its best efforts to maintain the effectiveness of the Registration Statement until the earlier of (i) the date on which all of the Registrable Securities have been sold by the Shareholders, or (ii) the first anniversary of the Effective Time. The Registrable Securities will include 66,667 shares issued to Denver Braden and 33,333 shares issued to Angelo Mitchell. The Registrable Securities will not include any Escrowed Property (as defined in Section 6.3).

               4.3.4.2 Indemnity. Each Shareholder, severally and not jointly, will indemnify and hold harmless ESI, each officer of ESI who signs the registration statement and each director of ESI, against all losses, claims, damages or liabilities to which ESI or such officer or director may become subject arising out of any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any final prospectus contained therein, or any amendment or supplement thereof, or arising out of the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided in each case that such untrue statements or omissions are made in reliance on information provided in writing to ESI by the Shareholders.

The indemnity obligations set forth in this Section 4.3.4.2 are subject to the limitations set forth in Article VI.

     4.4 Covenants of Merger Corp. Merger Corp. covenants and agrees that, except as is contemplated by this Agreement, prior to the Effective Time, Merger Corp. will not engage in any business activities or liquidate, merge into or consolidate with any other corporation or permit any other corporation to merge into or consolidate with it; or increase its authorized capital stock; or issue options, rights or warrants to purchase any of its capital stock.

                                    ARTICLE V

                                   CONDITIONS

     5.1 Conditions to the Obligations of All Parties. The obligations of Chip Star, the Shareholders, ESI and Merger Corp. to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions:

          5.1.1 Regulatory Approvals. The parties shall have made all filings and received all approvals of any governmental or regulatory agency of competent jurisdiction necessary in order to consummate the Merger, and each of such approvals shall be in full force and effect at the Closing and not subject to any condition which requires the taking or refraining from taking of any action which would have a material adverse effect on Chip Star or on ESI and its subsidiaries.

          5.1.2 Litigation. There shall not be in effect any order, decree or injunction of a Federal or State court of competent jurisdiction restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement (each party agreeing to use its best efforts, including appeals to higher courts, to have any such non-final, appealable order, decree or injunction set aside or lifted), and no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency in the United States which would prevent the consummation of the Merger.

          5.1.3 Tax and Pooling Opinions. The Shareholders and ESI shall have received opinions from Arthur Andersen LLP that the Merger qualifies as a tax-free reorganization under Section 368(a)(1)(A) and (a)(2)(E) of the Code (the "Tax Opinion") and that the Merger can be accounted for as a pooling of interests (the "Pooling Opinion"); provided, however, that receipt of the Tax Opinion and Pooling Opinion shall only be a condition to the obligations of the Shareholders if they have delivered to Arthur Andersen LLP all applicable documentation described in Section 4.1.4.

     5.2 Conditions to the Obligations of Chip Star and the Shareholders. The obligations of Chip Star and the Shareholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions:

          5.2.1 Representations, Warranties and Covenants. The representations and warranties of ESI and Merger Corp. contained in this Agreement shall be correct (a) at the date of this Agreement and (b) as of the Closing, with the same effect as though made on and as of such date, except for representations and warranties made as of a specific date, which representations and warranties need only be true and correct as of such date and for changes specifically contemplated by this Agreement, and ESI and Merger Corp. shall have performed all of their respective covenants and obligations hereunder to be performed as of the Closing.

Chip Star shall have received at the Closing certificates to the foregoing effect, dated the Closing Date, and executed on behalf of ESI by an executive officer of ESI and on behalf of Merger Corp. by an executive officer of Merger Corp. For purposes of affirming the accuracy of the representations and warranties of ESI made as of the Closing, the term "ESI SEC Reports" shall be deemed to include all registration statements, reports and proxy statements, including all amendments thereto, filed by ESI with the SEC after the date of this Agreement and prior to Closing.

          5.2.2 No Material Adverse Change. Since February 28, 1997 there shall have been no material adverse change, or discovery of a condition or occurrence of an event which has resulted or reasonably can be expected to result in a material adverse change, in the business, properties, financial condition or results of operations of ESI and its subsidiaries taken as a whole.

     5.3 Conditions to the Obligations of ESI and Merger Corp. The obligations of ESI and Merger Corp. to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions:

          5.3.1 Representations, Warranties and Covenants. The representations and warranties of Chip Star and the Shareholders contained in this Agreement shall be correct (a) at the date of this Agreement and (b) as of the Closing Date, with the same effect as though made on and as of such date, except for representations and warranties made as of a specific date which representations and warranties need only be true and correct as of such date and for changes specifically contemplated by this Agreement and Chip Star and the Shareholders shall have performed in all material respects all of their covenants and obligations hereunder to be performed as of the Closing. ESI shall have received at the Closing certificates to the foregoing effect, dated the Closing Date, and executed by each of the Shareholders and on behalf of Chip Star by an executive officer of Chip Star.

          5.3.2 Opinion of Counsel. ESI shall have received from Dostart Clapp Sterrett & Coveney, LLP, counsel to Chip Star, an opinion dated the Closing Date substantially in the form of Exhibit G attached hereto.

          5.3.3 Consents and Approvals. All nongovernmental consents and approvals required to be obtained by Chip Star for consummation of the Merger shall have been obtained.

          5.3.4 No Material Adverse Change. Since April 30, 1997 there shall have been no material adverse change, or discovery of a condition or occurrence of an event which has resulted or reasonably can be expected to result in such change, in the business, properties, financial condition or results of operations of Chip Star, other than changes permitted under or contemplated by this Agreement.

          5.3.5 Continuity of Interests Letter. ESI shall have received from each of the persons listed on Schedule 5.3.5 a duly executed Continuity of Interests Letter, substantially in the form of Exhibit H, containing certain representations and warranties with respect to the ownership of capital stock of Chip Star by such person or entity and certain representations, warranties, covenants and acknowledgments with respect to the shares of ESI Common Stock to be acquired hereby and the transfer of such shares.

          5.3.6 Related Party Agreements. All agreements or arrangements described on Schedule 3.1.22 (Related Parties), if requested by ESI, shall have been terminated or amended to the reasonable satisfaction of ESI.

          5.3.7 Shareholder Consent. ESI shall have received evidence satisfactory to it that all of the shareholders of Chip Star have voted in favor of the Merger in accordance with applicable provisions of the CCC and the Articles of Incorporation and Bylaws of Chip Star.

          5.3.8 Employee Agreements. All employees of Chip Star listed on
Schedule 2.1 shall have signed an ESI Employee Agreement.

          5.3.9 Escrow Agreement. The Escrow Agreement to be delivered under
Article II shall have been signed and delivered by the parties to such agreements other than ESI.

          5.3.10 Noncompetition Agreements. The Noncompetition Agreements to be delivered under Article II shall have been signed and delivered by each of the Shareholders.

          5.3.11 Updated Financial and Other Information. ESI shall have received (a) the unaudited balance sheet of Chip Star and the related statements of income and stockholder's equity for the most recent accounting period of Chip Star ended prior to the Closing Date, and (b) schedules of accounts receivable (including an aging analysis), inventories (organized by category), and backlog (by customer and product), in each case as of immediately prior to Closing and in each case with an officer's certificate as to accuracy and completeness of such schedule.

          5.3.12 Environmental Report. ESI shall have received a Phase I environmental audit report with respect to the Leased Real Property, prepared by an environmental audit firm selected by ESI, the results of which audit shall be reasonably satisfactory to ESI.

                                   ARTICLE VI

                          SURVIVAL AND INDEMNIFICATION

     6.1 Survival. All representations and warranties of any party contained in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, but shall be extinguished and be of no further force or effect one year after the Closing Date. No Claim Notice shall be effective if delivered after the time period referred to above in this Section 6.1.

     6.2 Scope of Indemnification. From and after the Effective Time and subject to the limitations of this Article VI, each Shareholder will severally indemnify and hold harmless ESI and Merger Corp. and their respective officers, directors and shareholders (collectively, the "Indemnified Parties") from, for and against any such losses, costs, expenses, damages and liabilities, including reasonable attorneys' fees (collectively, "Damages"), incurred by an Indemnified Party by reason of or arising out of any inaccuracy in any representation or warranty or the breach of any covenant of Chip Star or the Shareholders made in this Agreement; provided, however, that the limitation of liability for each Shareholder shall be the shares of ESI Common Stock placed in escrow by such Shareholder pursuant to Section 6.3.

     6.3 Escrow. On the Closing Date, ESI shall, on behalf of each of the Shareholders, deliver to the Escrow Agent 10 percent of such Shareholder's shares of the ESI Common Stock to be received by such Shareholder pursuant to
Section 1.3, provided that the shares to be delivered on behalf of each Shareholder shall be rounded downward to the nearest whole share of ESI Common Stock (such deposited shares shall be referred to as the "Escrowed Property"). The Escrowed Property will be deposited with the Escrow Agent pursuant to the terms of the

Escrow Agreement. The escrow and the Escrow Agreement shall terminate and the Escrowed Property shall be distributed to the Shareholders at the earliest time provided for in the Escrow Agreement, but not later than the first anniversary of the Closing Date.

     6.4 Limitations. The liability of the Shareholders pursuant to Section 6.2 shall be subject to the following limitations:

          6.4.1 Minor Claims. The Shareholders shall not have any liability or indemnity obligation under Section 6.2 with respect to the first $25,000 of Damages of the Indemnified Parties (the "Basket"). The Basket is subject to adjustment as set forth in Section 6.6.

          6.4.2 Escrowed Property. The indemnity obligation of the Shareholders under Section 6.2 shall be satisfied solely out of the Escrowed Property in accordance with the Escrow Agreement. To make a claim against the Escrowed Property, the Indemnified Parties must deliver a Claim Notice within 12 months of the Closing Date.

     6.5 Claim Procedure for Indemnification. The obligations and liabilities of the Shareholders in connection with claims for indemnification for Damages by an Indemnified Party shall be subject to the following terms and conditions:

          6.5.1 Notice. The Indemnified Party shall give written notice to the Shareholders and, for claims made during the term of the Escrow Agreement, the Escrow Agent of its claim for indemnification as promptly as practicable whenever the Indemnified Party shall have determined that there are facts or circumstances which entitle ESI to indemnification under this Article VI; provided, however, that the failure to give a timely notice of a claim for indemnification shall not diminish the indemnification obligations hereunder except to the extent that the delay in giving such notice materially adversely affects the ability of the Shareholders to mitigate Damages with respect to any claim. The notice ("Claim Notice") shall set forth in reasonable detail the basis for the claim, the nature of the Damages and the amount thereof, to the extent known.

          6.5.2 Response to Third Party Claim. If the Claim Notice states that a claim has been asserted by a third party against the Indemnified Party (a "Third Party Claim"), ESI shall undertake, conduct and control, through counsel of its choosing, the good faith settlement or defense of the Third Party Claim. The Shareholders shall be kept apprised of the status of such Third Party Claims.

          6.5.3 Diligent Conduct. If, within five days after receipt by ESI from the Shareholders of written notice that ESI is not diligently conducting the defense or attempted settlement in good faith, ESI does not provide reasonably sufficient evidence to the Shareholders that ESI is diligently conducting the defense or attempting settlement in good faith, the Shareholders shall thereafter have the right to contest, settle or compromise the Third Party Claim.

     6.6 Adjustment of the Basket.

          6.6.1 Physical Count of Assets. On or before July 31, 1997, ESI will conduct a physical count of Chip Star inventory. If and to the extent the aggregate value of the inventory determined by such count (the "Physical Count Value") exceeds the book value for inventory reflected on Chip Star books and records as of the date of the count, that amount will be added to the Basket; if and to the extent the Physical Count Value is less than the book value for inventory reflected on Chip Star books and records as of the date of the count, the Basket will be reduced by that amount. If the Physical Count Value is less than the book value of the inventory, and the difference is greater than the size of the Basket, then the Basket will be reduced to zero, and any difference in book value and the Physical Count Value in excess of the Basket will be paid to ESI out of the Escrowed Property.

                  6.6.2 Receivables. If all accounts receivable reflected on the Current Balance Sheet are collected when due, then the Basket will be increased by up to $16,087, the amount of unreconciled accounts set forth on Schedule 3.1.27.

                                   ARTICLE VII

                                   TERMINATION

     7.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the mutual consent of Chip Star and ESI.

     7.2 Termination by Either Chip Star or ESI. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective
Time:

          (a) by ESI or Chip Star if the Merger shall not have become effective on or prior to August 1, 1997, provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date; or

          (b) by ESI or Chip Star if any court of competent jurisdiction in the United States or any state shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable.

     7.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article VII, (i) this Agreement immediately will become void and of no effect, except that Sections 4.1.3 and 8.1 will survive the event of termination; and (ii) no party hereto (or any of its directors of officers) shall have any liability or further obligation to any other party to this Agreement, except for breach of this Agreement.

                                  ARTICLE VIII

                            MISCELLANEOUS AND GENERAL

     8.1 Payment of Expenses. Other than in the event of breach of this Agreement by the other party, each party shall be responsible for the costs and expenses incurred by it in connection with the transactions contemplated by this Agreement. Nothing in this Agreement is meant to limit the right of a non-breaching party to obtain reimbursement of expenses and other damages, including attorneys fees, incurred as a result breach of this Agreement by the other party.

     8.2 Entire Agreement. This Agreement, including the schedules and the exhibits hereto, constitutes the entire agreement between the parties hereto and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

     8.3 Assignment. This Agreement shall not be assignable by any of the parties hereto without the prior written consent of each of ESI and Chip Star.

     8.4 Binding Effect; No Third Party Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, subject to the restrictions on assignment contained in Section 8.3. Nothing express or implied in this Agreement is intended or shall be construed to confer upon or give to a person, firm or corporation other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

     8.5 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented at any time prior to or at the Closing, whether before or after the votes of shareholders of Chip Star, by written agreement executed and delivered by the duly authorized officers of Chip Star and ESI.

     8.6 Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law; provided, however, that any waiver by a party must be in writing.

     8.7 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     8.8 Captions. The article, section and paragraph captions herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

     8.9 Subsidiary. When a reference is made in this Agreement to a subsidiary of a party, the term "subsidiary" means any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

     8.10 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or facsimile (in each case with evidence of confirmed transmission) as follows:

          If to the Shareholders, to them at:

               Denver Braden
               440 Jason Lane
               San Marcos, California  92069
               Fax:

               Angelo Mitchell
               350 Park Ranch Place
               Escondido, California  92025
               Fax:

          with copies to:

               Dostart Clapp Sterrett & Coveney, LLP
               4370 La Jolla Village Dr.
               Suite 970
               San Diego, California  92122
               Attention:  Paul J. Dostart, Esq.
               Fax:  (619) 623-4299

          If to ESI or Merger Corp., to it at:

               13900 NW Science Park Drive
               Portland, Oregon  97229
               Attention:  President and Chief Executive Officer
               Fax:  (503) 671-5698
          with copies to:

               Stoel Rives LLP
               900 SW Fifth Avenue
               Portland, Oregon  97204
               Attention:  Annette M. Mulee
               Fax:  (503) 220-2480

or to such other person or address as any party shall specify by notice in writing. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery or on the third business day after the mailing thereof.

     8.11 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon, exclusive of choice of law rules, except that the provisions of this Agreement relating to the Merger shall also be governed by the merger provisions of the CCC.

     8.12 Separability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this

Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first hereinabove written.

                                       ELECTRO SCIENTIFIC INDUSTRIES, INC.


                                       By BARRY L. HARMON
                                          --------------------------------------
                                          Barry L. Harmon,
                                          Senior Vice President and Chief
                                            Financial Officer


                                       CHIP STAR INC.


                                       By DENVER BRADEN
                                          --------------------------------------
                                          Denver Braden,
                                          President


                                       CI MERGER CORP.


                                       By BARRY L. HARMON
                                          --------------------------------------
                                          Barry L. Harmon,
                                          Senior Vice President and Chief
                                            Financial Officer


                                       DENVER BRADEN
                                       -----------------------------------------
                                       Denver Braden


                                       ANGELO MTICHELL
                                       -----------------------------------------
                                       Angelo Mitchell

                                                                       EXHIBIT A
                                 PLAN OF MERGER


                                     MERGING
                                 CI MERGER CORP.
                                  WITH AND INTO
                                 CHIP STAR INC.

     1. Parties. The names of the corporations proposing to merge are Chip Star Inc., a California corporation ("Chip Star"), and CI Merger Corp., an Oregon corporation ("Merger Corp."), a wholly-owned subsidiary of Electro Scientific Industries, Inc., an Oregon corporation ("ESI"). The surviving corporation in the merger (the "Merger") will be Chip Star.

     2. Terms and Conditions. Upon consummation of the Merger (the "Effective Time"), Merger Corp. shall be merged with and into Chip Star in the manner and with the effect provided by the California Corporations Code (the "CCC") and the Oregon Business Corporation Act (the "OBCA"), the separate corporate existence of Merger Corp. shall cease, and Chip Star shall be the surviving corporation. The outstanding shares of Chip Star Common Stock shall be converted into shares of ESI Common Stock, without par value (the "ESI Common Stock"). The outstanding shares of Merger Corp. Common Stock shall be converted into shares of Chip Star Common Stock (the "Surviving Corporation Common Stock").

     3. Conversion of Shares. Chip Star has issued one class of Common Stock. Merger Corp. has issued one class of Common Stock. The manner and basis of converting the shares of capital stock of Chip Star and Merger Corp. shall be as follows:

          (a) Exchange for ESI Stock. Each of the 900,000 shares of Chip Star Common Stock outstanding immediately before the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, cease to exist and be converted into 0.6576 of a share of ESI Common Stock.

          (b) Exchange for Surviving Corporation Stock. Each of the 100 shares of Merger Corp. Common Stock outstanding immediately before the effective time shall by virtue of the Merger and without any action on the part of the holder thereof, cease to exist and be converted into one share of Surviving Corporation Common Stock.

                                                                       Exhibit B


                               CALIFORNIA FORM OF
                            EMPLOYEE CONFIDENTIALITY
                            AND ASSIGNMENT AGREEMENT


     In consideration of my employment by Electro Scientific Industries, Inc., or by one of its subsidiaries and affiliates (herein collectively called "ESI"), I agree to the following:

     1. Confidentiality. I acknowledge that my employment gives me access to manufacturing processes, business plans, customer lists, drawings, documents, reports, facilities, formulas, computer data, computer programs (including algorithms, flowcharts, source code, object code and firmware), and other information all of which ESI regards as confidential and treats as trade secrets. I recognize that my employment creates a relationship of confidence and trust which requires me to protect the secrecy of such confidential information.

     2. Nondisclosure and Nonuse. Except as the duties of my employment may require, I will not use, publish or disclose any confidential information to which I am given access. This obligation will continue even if I cease to be employed by ESI. On termination of my employment, I shall deliver to ESI all files, notes, records, data and documents which are under my control and which relate to confidential information of ESI.

     3. Assignment of Inventions. I shall promptly disclose and I hereby assign to ESI all proprietary rights, including any patents or copyrights which may be obtained, in all inventions, processes, ideas, improvements, computer programs embodied in any medium and at any stage of development (including but not limited to algorithms, flowcharts, source code, object code and firmware), and any other discoveries which are conceived by me, alone or with others, while I am employed by ESI and for one year thereafter, and which relate to the business of ESI (herein collectively called "the Inventions"). This obligation shall apply even if the Inventions are not patentable and even if they were not conceived during regular working hours.

     4. Patents and Copyrights. I shall cooperate fully with ESI during and subsequent to my employment if ESI decides, at its expense, to obtain U.S. or worldwide patents or copyrights covering my Inventions. If ESI elects not to file patent or copyright applications within one year after I have submitted a written disclosure on an Invention, and if ESI determines that the Invention does not constitute a trade secret of ESI, the Invention will be released to me with the retention by ESI of a transferable, nonexclusive and royalty-free license under any patents or copyrights which may subsequently be issued.

     5. Bonus. If ESI elects to seek patent or copyright protection on any Invention disclosed by me, it will pay me a bonus of $100.00 for each Invention of which I am the sole inventor or my pro rata share of $100.00 if there are multiple investors.

     6. Prior Inventions. I have set out below a complete list of all Inventions, if any, patented or unpatented, including the numbers of all patents and patent applications filed thereon, and a brief description of all unpatented Inventions, which I made prior to my employment by the Company, and which are to be excluded from the scope of this Agreement. I agree that any patentable improvements made upon the listed Inventions subsequent to my employment by the ESI are to be the property of ESI if within the scope of Paragraph 3 hereof.

     7. I hereby irrevocably consent to and authorize the use and reproduction by ESI or anyone authorized by ESI, of any and all photographs which are taken of me during my employment by ESI, negative or positive, proofs of which will be retained in ESI files, for any purpose whatsoever, without further compensation to me. All negatives and positive, together with the prints shall constitute ESI property, solely and completely.

     8. Litigation. I recognize that ESI will not have an adequate monetary remedy to compensate it if I violate the terms of this Agreement. Accordingly, if I fail to honor my obligations, I hereby consent to the immediate entry of a temporary restraining order and preliminary injunction against me by a court of competent jurisdiction. If any litigation is commenced to enforce this Agreement, the prevailing party at trial and on appeal shall be entitled to an award of reasonable attorneys' fees.

     9. Binding Effect. The provisions of this Agreement shall inure to the benefit of and be binding upon the heirs, legal representatives, successors and assigns of the parties.

Reserved Inventions (drawings, photographs, etc.; attached).

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     Please note that Section 2870 of the California Labor Code provides that the above Agreement between you and ESI does not require you to assign to ESI any invention that you developed entirely on your own time without using ESI's equipment, supplies, facilities, or trade secret information except for those inventions that either: (i) relate at the time of conception or reduction to practice of the invention to ESI's business, or actual or demonstrably anticipated research or development of ESI, or (ii) result from any work performed by you for ESI. By signing this Agreement, you acknowledge that this paragraph shall constitute written notice of the provisions of Section 2870.


                                       Employee Name ___________________________
                                                           (please print)

                                       Employee Signature ______________________

                                       Date ____________________________________

Accepted:


Electro Scientific Industries, Inc.


By ____________________________________
         (Authorized Signature)

Date __________________________________

                                                                       Exhibit C

                           PLEDGE AND ESCROW AGREEMENT


     This PLEDGE AND ESCROW AGREEMENT (the "Agreement"), dated as of June 26, 1997, is among Electro Scientific Industries, Inc., an Oregon corporation ("ESI"), The First National Bank of Chicago, a national banking association organized under the laws of the United States ("Escrow Agent"), and the shareholders of Chip Star Inc., a California corporation ("Chip Star") listed on Schedule A (the "Shareholders").

                                    RECITALS

     A. ESI, Chip Star, CI Merger Corp., an Oregon corporation ("Merger Corp."), and the Shareholders are parties to an Agreement of Reorganization and Merger, dated as of June 26, 1997 (the "Merger Agreement").

     B. Pursuant to the Merger Agreement, upon the merger of Merger Corp. into Chip Star (the "Merger"), each Shareholder will be entitled to receive shares of Common Stock, no par value, of ESI ("ESI Common Stock") in exchange for shares of Common Stock, no par value, of Chip Star held by such Shareholder at the time the Merger becomes effective (the "Effective Time").

     C. The Merger Agreement further provides that the Shareholders severally will indemnify ESI and Merger Corp. as and to the extent provided in Article VI of the Merger Agreement (the "Indemnities").

     D. To secure the performance of the Indemnities under the Merger Agreement, the Merger Agreement provides that the Shareholders are to pledge and deposit 10 percent of the shares of ESI Common Stock to be issued to the Shareholders pursuant to Section 1.3 of the Merger Agreement, to be held in escrow under this Agreement (such shares of ESI Common Stock to be pledged, deposited, and held, the "Escrow Shares").

     E. The Escrow Agent has agreed to hold the Escrow Shares pursuant to the terms of this Agreement.

     F. It is a condition to the consummation of the transactions contemplated by the Merger Agreement that the Shareholders and the Escrow Agent execute and deliver to ESI and Merger Corp. this Agreement.

                                    AGREEMENT

     NOW, THEREFORE, the parties agree as follows:

     1. Additional Definitions. In addition to the terms defined above, the following terms have the indicated meanings:

          "Claim" has the meaning specified in Section 4.1.

          "Claim Notice" has the meaning specified in Section 4.1.

          "Indemnified Party" has the meaning specified in Section 4.1.

          "Proceeds" means, as to any given Escrow Share, any stock or liquidating dividend, return of capital, or other distribution made on or in respect of such Escrow Share, whether resulting from a subdivision, combination, or reclassification of the outstanding capital stock of ESI or received in exchange for such Escrow Share or as a result of any merger, consolidation, acquisition or other exchange of assets to which ESI may be a party or otherwise, provided that "Proceeds" will not include any non-liquidating dividend payable in cash or property other than capital stock.

          "Valuation Price" means the closing per share selling price of ESI Common Stock as reported in The Wall Street Journal on the date of this Agreement, subject to appropriate adjustment in the event that, ESI:

          (a) declares a dividend payable in shares of its common stock;

          (b) splits or combines the shares of its common stock then outstanding;

          (c) declares a distribution (other than a non-liquidating cash dividend) on shares of its common stock;

          (d) merges or consolidates with any corporation in which ESI Common Stock is exchanged or converted; or

          (e) reorganizes, recapitalizes or reclassifies any of the shares of its common stock.

     2. Pledge and Acknowledgment; Deposit.

          2.1 Pledge and Acknowledgment. As security for the performance of the Indemnities, the Shareholders hereby pledge the Escrow Shares, and consent to the deposit with the Escrow Agent of certificates for the Escrow Shares, together with stock powers endorsed to ESI, to be held and dealt with by the Escrow Agent pursuant to the terms and subject to the conditions of this Agreement. The Escrow Agent acknowledges receipt of a copy of the Merger Agreement but, except for reference thereto for definitions of certain words or terms not defined herein, the Escrow Agent is not charged with any duties or responsibilities under the Merger Agreement.

          2.2 Deposit; Allocation of Payments. ESI will issue a certificate for the Escrow Shares registered in the name of each Shareholder as set forth in Schedule A, and will deposit all such certificates with the Escrow Agent on behalf of each Shareholder. The interest in, and payments out of, the Escrow Shares will be allocated among the Shareholders on a pro rata basis according to the number of Escrow Shares set forth on Schedule A for each Shareholder except as set forth in Section 4.5. Each Shareholder's interest in the Escrow Shares will otherwise be uncertificated and nontransferable.

     3. Use of Escrow Shares and Proceeds. The Escrow Shares will remain registered in the name of each Shareholder and, along with the Proceeds, will be held in escrow (the "Escrow") by the Escrow Agent under this Agreement in accordance with its terms.

     4. Disposition of Escrow Shares; Termination.

          4.1 Claim Notices. ESI, Merger Corp., and their respective officers, directors, and shareholders (each, an "Indemnified Party") may, at any time or from time to time for a period of 12 months following the Effective Time, assert a claim for breach of a representation, warranty, or covenant of Chip Star contained in the Merger Agreement in accordance with the procedure set forth in
Section 6.5 of the Merger Agreement (a "Claim") against the Escrow Shares by notice (a "Claim Notice") to the Shareholders, with a copy to the Escrow Agent. The Claim Notice must set forth in reasonable detail the basis for the Claim, the nature of the damages, and the total dollar amount thereof, to the extent known.

          4.2 Effect of Claim Notices. Upon receipt of a Claim Notice, the Escrow Agent will designate as "Escrow Shares Subject to Claim" that number of Escrow Shares that, based on the Valuation Price, is equal in value to the estimate of the damages in the Claim Notice, or the remaining Escrow Shares if such value is less than such estimate. Thereafter, the Escrow Agent will deliver to ESI the Escrow Shares Subject to Claim not less than 40 days after delivery of the Claim Notice, unless the Escrow Agent receives an objection from the Shareholder pursuant to Section 4.3.

          4.3 Objections to Claims. If any Shareholder notifies the Escrow Agent in writing of his good faith objections to any Claim Notice within 30 days following delivery of such Claim Notice pursuant to Section 4.1, then the Escrow Agent will instead hold such Escrow Shares Subject to Claim in Escrow until either (a) the Shareholder and ESI have agreed upon the disposition of such Escrow Shares with respect to such Claim Notice and notified the Escrow Agent of such an agreement in writing signed by Shareholder and by ESI or (b) such disposition is finally determined by binding arbitration pursuant to Section 4.4 and the Escrow Agent receives written notice of the final determination made by the arbitrator in such arbitration.

          4.4 Dispute Resolution. If ESI and the Shareholder are unable, within 60 days after delivery of the written objection under Section 4.3, to agree upon the disposition of the applicable Escrow Shares Subject to Claim, the dispute will be resolved by binding arbitration in San Francisco, California, conducted in accordance with the rules and procedures of the American Arbitration Association.

          4.5 Disposition of Escrow Shares. At the end of the 12-month period following the Effective Time, the Escrow Agent will, within five business days, deliver to the Shareholders stock certificates equal to the number of Escrow Shares then remaining in Escrow. Such Escrow Shares will be distributed pro rata to the Shareholders in accordance with the number of Escrow Shares originally deposited into Escrow as set forth on Schedule A.

          4.6 Escrow Shares Subject to Any Claim. Any Escrow Shares Subject to Claim will be retained in Escrow and will be held by the Escrow Agent subject to the terms and conditions of this Agreement and upon resolution of any such pending Claims, stock certificates for the Escrow Shares not required to satisfy such Claims (together with any Escrow Shares remaining in Escrow due to the effect of the rounding provisions of Section 4.8) will be delivered to the Shareholders, pro rata in accordance with the number of Escrow Shares originally deposited into Escrow as set forth in Schedule A.

          4.7 Proceeds. Upon the delivery of any Escrow Shares to either ESI or the Shareholders as provided in this Section 4, the Escrow Agent will deliver to the party receiving such Escrow Shares the Proceeds relating to such Escrow Shares.

          4.8 No Fractional Escrow Shares. Should any fractional share result from the calculations described in this Section 4, the number of Escrow Shares affected will be rounded to the nearest whole number.

          4.9 Third Party Claims. If any Claim Notice specifies that the applicable Claim arises as a result of a claim asserted against the Indemnified Party by a third party, the Escrow Shares will be subject to being used to satisfy the expenses of the Indemnified Party defending against such claim, provided, that if notice of objections to such Claim Notice is given pursuant to
Section 4.3, Escrow Shares will be available to satisfy such expenses only if such objections are resolved in favor of release of Escrow Shares pursuant to
Section 4.3 or 4.4.

          4.10 Termination. This Agreement will terminate upon the delivery of all of the Escrow Shares and Proceeds.

     5. Dividends and Proxies with respect to Escrow Shares. So long as any Escrow Shares are held by the Escrow Agent hereunder:

          (a) Each Shareholder will be entitled to exercise any and all voting and consensual rights and powers accruing to such Shareholder with respect to his, her, or its Escrow Shares.

          (b) Each Shareholder will be entitled to receive any and all non-liquidating dividends payable in respect of his, her, or its Escrow Shares, which dividends will be paid directly by ESI to such Shareholder. All Proceeds in respect of the Escrow Shares, including stock dividends in respect of any Escrow Shares, will be delivered to and retained by the Escrow Agent and will not be distributed except in accordance with the terms of this Agreement.

     6. Stock Powers. Each Shareholder will sign and deliver to the Escrow Agent stock powers endorsed to ESI to permit the Escrow Agent to transfer to ESI the number of Escrow Shares determined in accordance with the provisions of Section 4.

     7. Escrow Agent Provisions.

          7.1 Investment Instructions. The Escrow Agent will invest and reinvest the cash funds in Escrow, if any, in the Pegasus Institutional U.S. Government Securities Cash Management Fund, which invests in short term securities issued or guaranteed as to principal and interest by the U.S. Government and repurchase agreements with respect to such securities. No such investment by the Escrow Agent may have a maturity that exceeds the shorter of (a) one year from the date of purchase or (b) such period of time as remains between the date upon which the investment is made and the remaining term of this Agreement. Interest and other earnings on the cash invested will be added to the cash in Escrow to be held and distributed in accordance with Section 4. Any loss incurred from an investment will be borne by the Escrow. Investment and reinvestment of the cash in Escrow may be made only in accordance with this Section 7.1.

          7.2 Limited to Agreement. The duties and obligations of the Escrow Agent hereunder will be determined solely by the express provisions of this Agreement, and the Escrow Agent is under no obligation to refer to any other documents between or among the parties related in any way to this Agreement.

          7.3 Exculpation. The Escrow Agent will not be liable to anyone whomsoever by reason of any error of judgment, or for any act done or step taken or omitted by it, or for any mistake of fact or law, or for anything that it may do or refrain from doing in connection herewith unless in any such case caused by or arising out of its own gross negligence or willful misconduct. The Escrow Agent may act pursuant to the advice of the Escrow Agent's counsel with respect to any matter relating to this Agreement and will not be liable for any action taken or omitted by it in good faith in accordance with such advice. ESI will indemnify and hold the Escrow Agent harmless from and against any and all liability and expense that may arise out of any action taken or omitted by the Escrow Agent in accordance with this Agreement, except such liability and expense as may result from the gross negligence or willful misconduct of the Escrow Agent. The indemnities in this Section 7.3 will survive the termination of this Agreement.

          7.4 Reliance. The Escrow Agent is entitled to rely on, and will be protected in acting in reliance upon, any instructions or directions furnished to it in writing signed by both ESI and a Shareholder pursuant to any provision of this Agreement and will be entitled to treat as genuine, and as the document it purports to be, any letter, paper, or other document that is furnished to it by either ESI or a Shareholder and that the Escrow Agent reasonably believes to be genuine and to have been signed and presented by the proper party or parties.

     8. Compensation of Escrow Agent. ESI will pay the Escrow Agent the fees and expenses payable in accordance with Schedule 8 attached hereto, including its attorney's fees and expenses, that it incurs in connection with the performance of its duties under this Agreement, or under the indemnity provided in Section 7.3.

     9. Expenses. Any stock transfer taxes incurred in connection with the release and delivery of any Escrow Shares by the Escrow Agent under this Agreement will be borne by the recipient of such Escrow Shares.

     10. Notices. All notices required or permitted to be given hereunder must be in writing and will be deemed given or delivered hereunder when delivered in person or sent by facsimile with a confirmation copy sent by certified mail, return receipt requested, or when received if given by Federal Express or other nationally recognized overnight courier service, or five business days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the applicable party as follows:

         If to the Escrow Agent, addressed to the Escrow Agent at:
         ---------------------------------------------------------

         The First National Bank of Chicago
         One First National Plaza, Suite 0126
         Chicago, Illinois  60670-0126

         Attention:  Corporate Trust Administration
         Fax:  (312) 407-1708

         If to ESI or Merger Corp., addressed to ESI at:
         -----------------------------------------------

         Electro Scientific Industries, Inc.
         13900 NW Science Park Dr.
         Portland, Oregon  97229
         Attention:  President and Chief Executive Officer
         Fax:  (503) 671-5698
         with a copy to:

         Stoel Rives LLP
         Suite 2300
         900 SW Fifth Ave.
         Portland, Oregon  97204-1268
         Attention:  Annette M. Mulee
         Fax:  (503) 220-2480

          If to a Shareholder addressed to him at the appropriate address shown on Schedule A, and/or such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this
     Section 10.

     11. Taxes. As between each Shareholder and ESI in connection with this Escrow, such Shareholder will be treated as the grantor thereof for tax purposes and will include in such Shareholder's tax return his, her, or its share of any earnings of the Escrow and pay any taxes incurred in connection therewith.

     12. Governing Law. The construction and performance of this Agreement will be governed by the laws of the state of Oregon, exclusive of choice of law rules

     13. Entire Agreement. This Agreement embodies the entire agreement of the parties with respect to its subject matter and supersedes all prior or contemporaneous understandings and agreements, whether oral or written, regarding its subject matter.

     14. Amendment; Waiver. The provisions of this Agreement may be amended or waived only by an instrument in writing signed by each of ESI, the Escrow Agent, and each of the Shareholders.

     15. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same Agreement.

     16. Transfer of Escrow Shares. The Shareholders acknowledge and understand that the Escrow Shares have not been registered under the Securities Act of 1933 (the "Act") or any state securities laws, and that the transfer of the Escrow Shares is therefore restricted. The Escrow Shares are also subject to certain restrictions because they have been issued in a business combination accounted for as a pooling of interests (the "Pooling Restrictions"). Each of the foregoing restrictions is described in Section 1.8 of the Merger Agreement and in the legends printed on certificates representing the Escrow Shares. The Escrow Shares (i) can only be transferred if they are registered under the Act and any state securities laws or there is an available exemption from such registration and (ii) can only be sold (and the holder thereof may only reduce his risk relative thereto) after ESI has published financial results covering at least 30 days of combined operations following the Effective Time of the Merger. In the event an exemption becomes available or the Escrow Shares are registered under the Act during the term of this Agreement and after the Pooling Restrictions have lapsed, thereby permitting the transfer of such shares, ESI will notify the Escrow Agent to this effect, and ESI, the Shareholders and the Escrow Agent agree to amend this Agreement to provide that, subject to compliance with all procedural requirements requested by the Escrow Agent, (i) a Shareholder may direct the Escrow Agent to transfer the Escrow Shares for value,
(ii) upon transfer, any value received for such Escrow Shares in excess of the Valuation Price will be promptly distributed to the Shareholder, and (iii) an amount equal to the Valuation Price will be retained by the Escrow Agent to satisfy Claims for the term of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

ESI                                    ELECTRO SCIENTIFIC INDUSTRIES, INC.


                                       -----------------------------------------
                                       By:  Barry L. Harmon
                                       Title:  Senior Vice President and Chief
                                               Financial Officer


ESCROW AGENT                           THE FIRST NATIONAL BANK OF CHICAGO


                                       By: _____________________________________
                                       Title: __________________________________


SHAREHOLDERS


                                       -----------------------------------------
                                       Denver Braden


                                       -----------------------------------------
                                       Angelo Mitchell

                                   Schedule A


                                  SHAREHOLDERS


                                                                       Percentage of
                                                     Number of             Total
    Shareholder                Address              Escrow Shares      Escrow Shares
    -----------                -------              -------------      -------------
1.  Denver Braden        440 Jason Lane                39,456               66.66%
                         San Marcos, CA 92069

2.  Angelo Mitchell      350 Park Ranch Place          19,728               33.33%
                         Escondido, CA 92025

                                   Schedule 8

                          COMPENSATION OF ESCROW AGENT

                                                                       Exhibit D

                  NONCOMPETITION AND NONSOLICITATION AGREEMENT


          This NONCOMPETITION AND NONSOLICITATION AGREEMENT (the "Agreement"), dated as of June 26, 1997, is among Electro Scientific Industries, Inc., an Oregon corporation ("ESI"), CI Merger Corp., an Oregon corporation ("Merger Corp."), a wholly-owned subsidiary of ESI and ___________________ ("Selling Shareholder").

                                    RECITALS

          A. Selling Shareholder owns shares in Chip Star, Inc., a California corporation ("Chip Star").

          B. ESI, Chip Star, Merger Corp. and the shareholders of Chip Star have entered into an Agreement of Reorganization and Merger (the "Merger Agreement"), dated as of June 26, 1997, providing for the merger (the "Merger") of Merger Corp. into Chip Star, with Chip Star as the surviving corporation ("New Chip Star").

          C. Selling Shareholder is entering into this Agreement as an inducement to ESI and Merger Corp. to consummate the Merger, with all of the attendant financial benefits to Selling Shareholder from the disposition of his capital stock of Chip Star.

                                    AGREEMENT

          The parties agree as follows:

          1. Acknowledgements by Selling Shareholder. Selling Shareholder acknowledges that by virtue of his relationship with Chip Star, he has developed considerable technical expertise in the design, manufacture and sale of the equipment designed, manufactured and sold by Chip Star and considerable expertise in the business operations of Chip Star and has access to extensive confidential information with respect to Chip Star. Selling Shareholder recognizes that ESI and Merger Corp. would be irreparably damaged, and ESI's substantial investment in New Chip Star materially impaired, if Selling Shareholder were to enter into an activity competing with any business of New Chip Star in violation of the terms of this Agreement. Accordingly, Selling Shareholder expressly acknowledges that he is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to Selling Shareholder in all respects.

          2. Noncompetition. Until five years after the effective date of the Merger, Selling Shareholder shall not, directly or indirectly, without the prior written consent of ESI, engage or be engaged, in any capacity, directly or indirectly, including but not limited as an employee, agent, consultant, manager, executive, owner, lender or stockholder in any business entity engaged in competition with any business conducted by Chip Star or New Chip Star at the effective time of the Merger in any geographic location at which business was conducted by Chip Star or New Chip Star at the effective time of the Merger. Notwithstanding the above, Selling Shareholder shall not be deemed to be engaged directly or indirectly in any business in contravention of the preceding sentence if he participates in any such business solely as a passive investor of up to 1 percent of the equity securities of a company or partnership, the securities of which are publicly traded.

          3. Noninterference. Selling Shareholder further agrees that until five years after the Closing Date, he will not, without the prior written consent of ESI, (a) interfere with the business of New Chip Star by soliciting, attempting to solicit, inducing, or otherwise causing any employee of New Chip Star to terminate his or her employment as such in order to become an employee, consultant or independent contractor to or for any competitor of New Chip Star or to or for any company with which Selling Shareholder is associated in any way; or (b) induce or attempt to induce any supplier of New Chip Star, or any customers, distributors, resellers, or independent contractors of New Chip Star to terminate their relationships with, or to take any action that would be disadvantageous to the business of, New Chip Star.

          4. Independence of Obligations. The covenants of Selling Shareholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Selling Shareholder, New Chip Star, or ESI and any of its subsidiaries and the existence of any claim or cause of action by Selling Shareholder against New Chip Star or ESI or any of its subsidiaries shall not constitute a defense to the enforcement of this Agreement against Selling Shareholder.

          5. Equitable Relief. Selling Shareholder expressly acknowledges that damages alone will not be an adequate remedy for any breach by Selling Shareholder of the covenants set forth in Sections 2 and 3 hereof and that the other parties hereto, in addition to any other remedies which they may have, shall be entitled as a matter of right, to injunctive relief, including specific performance, in any court of competent jurisdiction with respect to any actual or threatened breach by Selling Shareholder of any of such covenants.

          7. Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be excessively broad as to duration, activity or geographic scope, it shall be deemed to extend only over the maximum duration, activity or geographic scope as to which such provision shall be valid and enforceable under applicable law. If any provisions shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

          8. Effectiveness. This Agreement shall become effective only upon the effective time of the Merger. If the Merger is not consummated and the Merger Agreement is terminated, this Agreement shall be terminated and shall be without force or effect.

          9. Notices. All notices or other communications hereunder shall be in writing and deemed given if and when delivered to a party in person, or if and when mailed by registered or certified mail, return receipt requested, to the parties at the addresses set forth below or such other addresses as shall be specified by notice to the other party hereunder:

        To ESI or New Chip Star at:     13900 NW Science Park Drive
                                        Portland, Oregon  97229
                                        Attention:  President and
                                          Chief Executive Officer

        with a copy to:                 Stoel Rives LLP
                                        900 SW Fifth Avenue, Suite 2300
                                        Portland, Oregon  97204
                                        Attention:  Annette M. Mulee
                                        Fax:  (503) 220-2480

        To Selling Shareholder at:      ________________________________
                                        ________________________________
                                        ________________________________

          10. Waiver of Breach. The failure or delay by ESI or New Chip Star in enforcing any provision of this Agreement shall not operate as a waiver thereof, and any waiver shall not operate or be construed as a waiver of any subsequent breach or violation thereof. All waivers shall be in writing and signed by the party to be bound.

          11. Assignment; Binding Effect. This Agreement is not assignable by Selling Shareholder. This Agreement shall be binding upon and inure to the benefit of ESI, Merger Corp. and their respective successors and assigns.

          12. Entire Agreement; Amendment. This Agreement represents the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith. This Agreement may not be altered or amended except by an agreement in writing signed by the parties to be bound.

          13. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Oregon, exclusive of choice of law rules.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Electro Scientific
Industries, Inc.                            Selling Shareholder



By: _____________________________________   ____________________________________
    Barry L. Harmon, Senior Vice
    President and Chief Executive Officer


CI Merger Corp.



By: _____________________________________
    Barry L. Harmon, Senior Vice
    President and Chief Executive Officer

                                                                     Exhibit F-1


Arthur Andersen LLP
Suite 1400
111 SW Columbia Street
Portland, Oregon   97201-5875

Gentlemen:

This letter is being delivered to you pursuant to Section 4.1.4 of the Agreement of Reorganization and Merger (the "Agreement"), dated as of June 26, 1997, among Electro Scientific Industries, Inc. an Oregon corporation ("Parent"), CI Merger Corp., an Oregon corporation and a wholly owned subsidiary of Parent ("Merger Corp."), Chip Star Inc., a California corporation (the "Company"), and Denver Braden and Angelo Mitchell, the principal shareholders of Chip Star (the "Shareholders"). Unless otherwise indicated, capitalized terms not defined herein have the meaning set forth in the Agreement.

After due inquiry and investigation regarding the meaning of and factual support for the following representations, the undersigned hereby certifies and represents that the following facts are true:

     1. Pursuant to the Merger, Merger Corp. will merge with and into the Company, and the Company will acquire all of the assets and liabilities of Merger Corp.. Specifically, the assets transferred to the Company pursuant to the Merger will represent at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Merger Corp. immediately prior to the Merger. In addition, at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by the Company immediately prior to the Merger will continue to be held by the Company immediately after the Merger. For the purpose of determining the percentage of the Company's and Merger Corp.'s net and gross assets held by the Company immediately following the Merger, the following assets will be treated as property held by Merger Corp. or the Company, as the case may be, immediately prior but not subsequent to the Merger: (i) assets used by the Company or Merger Corp. (other than assets transferred from Parent to Merger Corp. for such purpose) to pay shareholders perfecting dissenters' rights or other expenses or liabilities incurred in connection with the Merger and (ii) assets used to make distributions, redemptions or other payments in respect of stock of the Company (except for regular, normal distribution) or in respect of rights to acquire such stock (including payments treated as such for tax purposes) that are made in contemplation of the Merger or that are related thereto;

     2. Merger Corp. was formed solely for the purpose of consummating the transactions contemplated by the Agreement and at no time will Merger Corp. conduct any business activities or other operations, or dispose of any of its assets, other than pursuant to its obligations under the Agreement;

     3. Parent's principal reasons for participating in the Merger are bona fide business purposes not related to taxes;

     4. Prior to the Merger, Parent will be in "Control" of Merger Corp.. As used in this letter, "Control" shall consist of direct ownership of share of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock of the corporation. For purposes of determining Control, a person shall not be considered to own shares of voting stock if rights to vote such shares (or to restrict or otherwise control the voting of such shares) are held by a third party (including a voting trust) other than an agent of such person;

     5. In the Merger, shares of stock of the Company representing Control of the Company will be exchanged solely for shares of voting stock of Parent. For purposes of this paragraph, shares of stock of the Company exchanged in the Merger for cash and other property (including, without limitation, cash paid to shareholders of the Company perfecting dissenters' rights) will be treated as shares of stock of the Company outstanding on the date of the Merger but not exchanged for shares of voting stock of Parent;

     6. Parent has no plan or intention to cause the Company to issue additional shares of stock after the Merger, or take any other action, that would result in Parent losing Control of the Company;

     7. Parent has no plan or intention to reacquire any of its stock issued pursuant to the Merger;

     8. Parent has no plan or intention to liquidate the Company; to merge the company with or into another corporation, including Parent or its affiliates; to sell, distribute or otherwise dispose of the stock of the Company; or to cause the Company to sell or otherwise dispose of any of its assets or of any assets acquired from Merger Corp., except for dispositions made in the ordinary course of business or payment of expenses, including payments to shareholders of the Company perfecting dissenters' rights, incurred by the Company pursuant to the Merger and except for transfers described in both Section 368(a)(2)(C) of the Code and Treasury Regulation Section 1.368-2(j)(4);

     9. In the Merger, Merger Corp. will have no liabilities assumed by the Company and will not transfer to the Company any assets subject to liabilities, except to the extent incurred in connection with the transactions contemplated by the Agreement;

     10. Following the Merger, the Company will continue its historic business or use a significant portion of its historic business assets in a business;

     11. During the past five (5) years, none of the outstanding share of capital stock of the Company, including the right to acquire or vote any such shares, have directly or indirectly been owned by Parent;

     12. Neither Parent nor Merger Corp. is an "investment company" within the meaning of Sections 368(a)(2)(F)(iii) and (iv) of the Code;

     13. The fair market value of the Parent stock received by each stockholder of the Company will be approximately equal to the fair market value of the stock of the Company surrendered in exchange therefor, and the aggregate consideration received by shareholders of the Company in exchange for their stock of the Company will be approximately equal to the fair market value of all the outstanding shares of stock of the Company immediately prior to the Merger;

     14. Merger Corp., Parent, the Company and the shareholders of the Company will each pay separately its or their own expenses relating to the Merger;

     15. There is no intercorporate indebtedness existing between Parent and the Company or between Merger Corp. and the Company that was issued, acquired or will be settled at a discount as a result of the Merger;

     16. The terms of the Agreement are the product of arm's-length negotiations;

     17. None of the amounts received by any shareholder of the Company that engages in any transaction with the Company other than in his or her capacity as a shareholder will be separate consideration for, or allocable to, any of his or her shares of stock of the Company; none of the shares of Parent stock received by any such shareholder will be separate consideration for, or allocable to, any employment agreement, any covenant not to compete, any lease, license or other agreement or arrangement relating to the performance of services or transfer or use of property (other than the shares of Company stock surrendered in the Merger); and the amounts paid to any such shareholder will be for services actually rendered or property actually acquired or used and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services or property;

     18. The Merger will qualify as a merger under State law;

     19. Parent and Merger Corp. are authorized to make all of the representations set forth herein; and

     20. The Agreement represents the full and complete agreement among Parent, Merger Corp. and the Company regarding the Merger, and there are no other written or oral agreements regarding the Merger.

     It is understood that (i) your opinions will be based on the completeness and accuracy of, and compliance with, representations set forth herein and on the statements contained in the Agreement (including all schedules and exhibits thereto) and documents related thereto, and (ii) your opinions will be subject to certain limitations and qualifications, including that they may not be relied upon if any such representations are not accurate in all material respect.

     It is understood that your opinions will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in such opinions.

                                       Very truly yours,

                                       ELECTRO SCIENTIFIC INDUSTRIES, INC.,
                                       AN OREGON CORPORATION


                                       By: _____________________________________

                                       Title: __________________________________


                                       CI MERGER CORP.,
                                       AN OREGON CORPORATION


                                       By: _____________________________________

                                       Title: __________________________________

                                                                     Exhibit F-2


Arthur Andersen LLP
Suite 1400
111 SW Columbia Street
Portland, Oregon   97201-5875

Gentlemen:

This letter is being delivered to you pursuant to Section 4.1.4 of the Agreement of Reorganization and Merger (the "Agreement"), dated as of June 26, 1997, among Electro Scientific Industries, Inc. an Oregon corporation ("Parent"), CI Merger Corp., an Oregon corporation and a wholly owned subsidiary of Parent ("Merger Corp."), Chip Star Inc., a California corporation (the "Company"), and Denver Braden and Angelo Mitchell, the principal shareholders of Chip Star (the "Shareholders"). Unless otherwise indicated, capitalized terms not defined herein have the meaning set forth in the Agreement.

After due inquiry and investigation regarding the meaning of and factual support for the following representations, the undersigned hereby certifies and represents that the following facts are true:

     1. Pursuant to the Merger, Merger Corp. will merge with and into the Company, and the Company will acquire all of the assets and liabilities of Merger Corp.. Specifically, the assets transferred to the Company pursuant to the Merger will represent at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Merger Corp. immediately prior to the Merger. In addition, at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by the Company immediately prior to the Merger will continue to be held by the Company immediately after the Merger. For the purpose of determining the percentage of the Company's and Merger Corp.'s net and gross assets held by the Company immediately following the Merger, the following assets will be treated as property held by Merger Corp. or the Company, as the case may be, immediately prior but not subsequent to the Merger: (i) assets used by the Company or Merger Corp. (other than assets transferred from Parent to Merger Corp. for such purpose) to pay shareholders perfecting dissenters' rights or other expenses or liabilities incurred in connection with the Merger and (ii) assets used to make distributions, redemptions or other payments in respect of stock of the Company (except for regular, normal distributions) or in respect of rights to acquire such stock (including payments treated as such for tax purposes) that are made in contemplation of the Merger or that are related thereto;

     2. Other than in the ordinary course of business or pursuant to its obligations under the Agreement, the Company has not disposed of any of its assets (including any distribution of assets with respect to, or in redemption of, stock) since commencement of negotiations with Parent regarding the Merger;

     3. The Company's principal reasons for participating in the Merger are bona fide business purposes unrelated to taxes;

     4. The Company has no outstanding warrants, options, convertible securities or any other type of right to acquire the Company stock (or any other equity interest in the Company) or to vote (or restrict or otherwise control the vote
of) shares of stock of the Company which, if exercised, would affect Parent's acquisition and retention of Control of the Company;

     5. In the Merger, shares of stock of the Company representing "Control" of the Company will be exchanged solely for shares of voting stock of Parent. For purposes of this paragraph, shares of the stock of Company exchanged in the Merger for cash and other property (including, without limitation, cash paid to shareholders of the Company perfecting dissenters' rights) will be treated as shares of stock of the Company outstanding on the date of the Merger but not exchanged for shares of voting stock of Parent. As used in this letter, "Control" shall consist of direct ownership of shares of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and eighty percent (80%) of the total number of shares of all other classes of stock of the corporation. For purposes of determining Control, a person shall not be considered to own share of voting stock if rights to vote such shares (or to restrict or otherwise control the voting of such shares) are held by a third party (including a voting trust) other than an agent of such person;

     6. The Company has no plan or intention to issue additional shares of stock after the Merger, or take any other action, that would result in Parent losing Control of the Company;

     7. The Company has no plan or intention to sell or otherwise dispose of any of its assets or of any of the assets acquired from Merger Corp. in the Merger except for dispositions made in the ordinary course of business or payment of expenses, including payments to shareholders of the Company perfecting dissenters' rights, incurred by the Company pursuant to the Merger and except for transfers described in both Section 368(a)(2)(C) of the Code and Treasury Regulation Section 1.368-2(j)(4);

     8. Following the Merger, the Company will continue its historic business or use a significant portion of its historic business assets in a business;

     9. The fair market value of the Company's assets will, at the Effective Time of the Merger, exceed the aggregate liabilities of the Company plus the amount of liabilities, if any, to which such assets are subject;

     10. The Company is not an "investment company" within the meaning of Sections 368(a)(2)(F)(iii) and (iv) of the Code;

     11. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

     12. The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code;

     13. There is no plan or intention ("Plan") on the part of the shareholders of the Company who own one percent or more of the Company stock and, after due inquiry with its officers and directors, the Company has no knowledge of, and believes that there does not exist, any Plan on the part of the remaining shareholders of the Company to engage in a sale, exchange, transfer, distribution (including, without limitation, a distribution by a corporation to its stockholders), pledge, disposition or any other transaction which results in a reduction in the risk of ownership or a direct or indirect disposition (a "Sale") of any shares of Parent stock received in the Merger that would reduce ownership by the shareholders of the Company of Parent stock to a number of shares having a value as of the effective time of the Merger of less than fifty percent (50%) of the aggregate fair market value, as determined immediately prior to the Merger, of all outstanding shares of the Company stock. For purposes of this paragraph, shares of the Company stock (i) with respect to which a shareholder of the Company receives consideration in the Merger other than shares of Parent stock (including, without limitation, cash received pursuant to the exercise of dissenters' rights) and/or (ii) with respect to which a Sale occurs prior to, and in contemplation of, the Merger, shall be considered outstanding shares of stock of the Company exchanged for shares of Parent stock in the Merger and then disposed of pursuant to a Plan;

     14. The fair market value of the shares of Parent stock received by each shareholder of the Company will be approximately equal to the fair market value of the shares of stock of the Company surrendered in exchange therefor and the aggregate consideration received by shareholders of the Company in exchange for their shares of stock in the Company will be approximately equal to the fair market value of all of the outstanding shares of stock of the Company immediately prior to the Merger;

     15. Merger Corp., Parent, the Company and the shareholders of the Company will each pay separately its or their own expenses relating to the Merger;

     16. There is no intercorporate indebtedness existing between Parent and the Company or between Merger Corp. and the Company that was issued, acquired, or will be settled at a discount as a result of the Merger;

     17. The terms of the Agreement are the product of arm's-length negotiations;

     18. None of the amounts received by any shareholder of the Company that engages in any transaction with the Company other than in his or her capacity as a shareholder will be separate consideration for, or allocable to, any of his or her shares of stock of the Company; none of the shares of Parent stock received by any such shareholder will be separate consideration for, or allocable to, any employment agreement, any covenant not to compete, any lease, license or other agreement or arrangement relating to the performance of services or transfer or use of property (other than the shares of Company stock surrendered in the Merger); and the amounts paid to any such shareholder will be for services actually rendered or property actually acquired or used and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services or property;

     19. To the best knowledge of the Company, during the past five (5) years, none of the outstanding shares of capital stock of the Company, including the right to acquire or vote any such shares, have directly or indirectly been owned by Parent;

     20. The Merger will qualify as a merger under State law;

     21. The Company is authorized to make all of the representations set forth herein; and

     22. The Agreement represents the full and complete agreement among Parent, Merger Corp. and the Company regarding the Merger, and there are no other written or oral agreements regarding the Merger.

     It is understood that (i) your opinions will be based on the representations set forth herein and on the statements contained in the Agreement (including all schedules and exhibits thereto) and documents related thereto, and (ii) your opinions will be subject to certain limitations and qualifications including that they may not be relied upon if any such representations are not accurate in all material respects.

     Notwithstanding anything herein to the contrary, the undersigned makes no representations regarding any actions or conduct of the Company pursuant to Parent's exercise of control over the Company after the Merger. It is understood that your opinions will not address any tax consequence of the Merger or any action taken in connection therewith except as expressly set forth in such opinions.

                                       Very truly yours,

                                       CHIP STAR INC.
                                       A CALIFORNIA CORPORATION


                                       By: _____________________________________

                                       Title: __________________________________

                                    EXHIBIT G
                        FORM OF CHIP STAR COUNSEL OPINION

              [Letterhead of Dostart Clapp Sterrett & Coveney, LLP]


                                 [Closing Date]



Electro Scientific Industries
13900 NW Science Park Drive
Portland, OR  97229

    Re: Agreement of Reorganization and Merger among Electro Scientific Industries, Inc., Chip Star Inc., CI Merger Corp. and Shareholders of Chip Star Inc.

Ladies and Gentlemen:

     We have acted as counsel for Chip Star Inc., a California corporation (the "Company"), Denver Braden and Angelo Mitchell (together, the "Shareholders") in connection with the Agreement of Reorganization and Merger dated as of June 26, 1997 (the "Merger Agreement"), among Electro Scientific Industries, Inc. ("ESI"), CI Merger Corp. ("Merger Corp."), the Company and the Shareholders, providing, among other things, for the merger of Merger Corp. into the Company. This opinion is furnished to you pursuant to Section 5.3.2 of the Merger Agreement. Unless otherwise defined herein, capitalized terms used herein shall have the same meanings assigned to them in the Merger Agreement.

     In connection with this opinion, we have examined and reviewed the Merger Agreement, the Pledge and Escrow Agreement (the "Escrow Agreement") and the documents delivered pursuant thereto and have taken such additional steps and reviewed such additional documents and matters as we deemed necessary in order to render our opinion.

     Based on the foregoing, and subject to the qualifications set forth below, it is our opinion that:

     1. The Company is a corporation duly incorporated, existing and in good standing under the laws of the state of its incorporation, and has all necessary corporate power and authority under applicable corporate law and its organizational documents to own or lease its properties and to carry on its business as currently conducted.

Electro Scientific Industries, Inc.
[Closing Date]
Page 2


     2. The authorized capital stock of the Company consists of 1,500,000 shares of common stock, without par value ("Company Common Stock"). As of the date hereof, there are 900,000 shares of Company Common Stock issued and outstanding to the persons and in amounts set forth in Schedule 3.1.2 of the Merger Agreement. All of the issued and outstanding capital stock of the Company has been duly authorized and validly issued, is fully paid, nonassessable, and free of preemptive rights. The Company's securities were issued in compliance with available exemptions from registration under applicable securities laws. As of the date hereof, there are not, except as disclosed in the Chip Star Disclosure Schedule or the Merger Agreement, any outstanding subscriptions, options, warrants, preemptive rights, stock appreciation rights, calls, rights, convertible securities or other agreements or commitments of any character relating to issued or unissued capital stock or other securities of the Company, or otherwise obligating the Company to issue, transfer or sell any shares of the capital stock of the Company, or other securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the capital stock of the Company.

     3. No consent, authorization, order or approval of, or filing or registration with, any Governmental Entity is required for the execution and delivery of the Merger Agreement by the Company and the Shareholders, the execution and delivery of the Escrow Agreement by the Shareholders, or the performance by the Company or any Shareholder of their respective obligations contemplated by the Merger Agreement or the Escrow Agreement, other than filing of the Articles of Merger with the Secretary of State of Oregon and the Certificate of Merger with the Secretary of State of California.

     4. The Company has the corporate power and authority to enter into and perform the Merger Agreement. The Company has taken all corporate action necessary to authorize the execution and performance of the Merger Agreement and the execution and delivery of the closing documents to be executed by it.

     5. The Merger Agreement has been duly executed and delivered by a duly authorized officer of the Company and by each Shareholder. The Escrow Agreement has been duly executed and delivered by each Shareholder. The Merger Agreement is valid, binding and enforceable against the Company and each Shareholder and the Escrow Agreement is valid, binding and enforceable against each Shareholder, each in accordance with its terms, except as such enforceability may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and except that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

Electro Scientific Industries, Inc.
[Closing Date]
Page 3


     6. Neither the execution and delivery of the Merger Agreement by the Company or the Shareholders nor the performance by the Company and the Shareholders of the obligations therein contemplated will conflict with or result in a breach of any of the terms, conditions or provisions of the Company's Articles of Incorporation or Bylaws, or to the best of our knowledge, of any statute or administrative regulation applicable to the Company, or, to the best of our knowledge, of any writ, injunction, judgment or decree of any court or any governmental authority or of any arbitration award binding upon the Company or the Shareholders.

     7. Except as set forth in the Chip Star Disclosure Schedule, to the best of our knowledge, there is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending or threatened, against the Company or the Shareholders (a) which relate to the Company's business or operations and which would, if decided adversely to the Company, have a material adverse effect, or (b) which relate to the consummation of the transactions contemplated by the Merger Agreement.

     8. Upon the consummation of the transactions and execution and delivery of the documents contemplated by the Merger Agreement and the filing with the Secretary of State of California of a Certificate of Merger in accordance with the laws of the State of California, the Merger will have been validly effected in accordance with the laws of the State of California.

     The opinions set forth above are subject to the following qualifications:

     1. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all such latter documents.

     2. We have assumed the due execution and delivery for value of the Merger Agreement and the Escrow Agreement by ESI or Merger Corp., as applicable and each of the other documents delivered in connection therewith by each of the parties thereto, other than the Company and the Shareholders.

     3. We have relied (to the extent we have no contrary knowledge), without investigation, as to matters of fact upon certificates furnished by officers of the Company whose positions and authority would reasonably require them to have knowledge of the facts certified, and by governmental officials, and search reports of recognized search companies.

Electro Scientific Industries, Inc.
[Closing Date]
Page 4

     4. We are qualified to practice law in the State of California and have not made a special examination of any law other than the law of the State of California and the federal law of the United States. Accordingly, in connection with the rendering of this opinion, we express no opinion as to the laws of any state, or as to any matter subject to such laws, other than the laws of the State of California and the federal law of the United States. We have assumed that, if and where applicable, laws of other states are the same as the laws of the State of California.

     5. Our opinion is limited to matters expressly set forth herein and no opinion is to be implied or inferred beyond the matters expressly so stated.

     This opinion is furnished for your benefit and may not be copied, quoted or provided to any other person, or relied upon by any person other than your legal counsel in this matter without our prior written consent. This opinion speaks only as of the date hereof and is limited to present statutes, laws and regulations and to the facts as they currently exist, and we have assumed no obligation to update or supplement this opinion.

                                       Very truly yours,

                                                                       Exhibit H

                          CONTINUITY OF INTEREST LETTER



Electro Scientific Industries, Inc.
13900 NW Science Park Drive
Portland, OR  97229

Arthur Andersen LLP
Suite 1400
111 SW Columbia Street
Portland, OR  97201-5875

Dear Sirs:

     In consideration of Electro Scientific Industries, Inc. ("ESI") entering into the Agreement of Reorganization and Merger ("Merger Agreement") dated June 26, 1997 among ESI, Chip Star Inc. ("Chip Star"), CI Merger Corp. ("Merger Corp.") and the Shareholders of Chip Star (the "Shareholders") providing for the merger of Merger Corp. into Chip Star (the "Merger"), the undersigned shareholder of Chip Star represents, warrants and covenants to and with ESI as follows:

     1. There is no plan, intention, agreement or arrangement ("Plan") on the part of the undersigned, and the undersigned has no knowledge of and believes that there does not exist any Plan on the part of the remaining holders of shares of Chip Star Common Stock (as defined in the Merger Agreement), to engage in a sale, exchange, transfer, distribution (including a distribution by a partnership to its partners or by a corporation to its stockholders), redemption or reduction in any way of the undersigned's risk of ownership (by short sale or otherwise), or other disposition, directly or indirectly (such actions being collectively referred to herein as a "Sale"), or Sales of the shares of ESI Common Stock (as defined in the Merger Agreement) to be received in the Merger such that the aggregate fair market value, as of the Effective Time (as defined in the Merger Agreement), of shares subject to such Sales would exceed fifty percent (50%) of the aggregate fair market value of all shares of outstanding Chip Star Common Stock immediately prior to the Merger. For purposes of the preceding sentence, shares of Chip Star Common Stock (or the portion thereof)
(i) with respect to which a shareholder of Chip Star receives consideration in the Merger other than shares of ESI Common Stock (including, without limitation, cash received pursuant to the exercise of dissenters' rights) or (ii) with respect to which a Sale occurs prior to and in contemplation of the Merger, shall be considered shares of outstanding Chip Star Common Stock exchanged for shares of ESI Common Stock in the Merger and then disposed of pursuant to a Plan.

Electro Scientific Industries, Inc., and
Arthur Andersen LLP
Page 2


     2. The undersigned owns ________________ shares of Chip Star Common Stock as of the date hereof.

     3. The undersigned represents and warrants that he has not engaged in any Sale (as defined above), and will not prior to the Effective Time of the Merger engage in any Sale of any shares of Chip Star capital stock in contemplation of the Merger. The undersigned has not engaged in any Sales of any shares of Chip Star capital stock during the 24 months preceding the date hereof.

     4. The undersigned agrees that the undersigned will not sell, transfer or otherwise dispose of any ESI Common Stock or reduce his or its risk relating thereto until after such time as ESI has published financial results covering at least 30 days of combined operations after the Effective Time.

     5. The undersigned does not own any shares of ESI Common Stock except as set forth on Schedule 1, and the undersigned will not acquire prior to the Effective Time, any shares of ESI Common Stock.

     6. The undersigned does not own, and as of the Effective Time will not own, any option or other rights to acquire Chip Star Common Stock from Chip Star.

     7. The undersigned understands and agrees that all certificates representing shares of ESI Common Stock deliverable to the undersigned pursuant to the Merger Agreement and any certificates subsequently issued with respect thereto or in substitution therefor, shall bear legends substantially as described in Section 1.8 of the Merger Agreement.

     8. The undersigned agrees that ESI, at its discretion, may cause a stop transfer order to be placed with its transfer agent with respect to the certificates for the shares of ESI Common Stock so legended.

     9. The undersigned has carefully read this letter and the Merger Agreement and discussed their requirements and impacts on the ability of the undersigned to sell, transfer or otherwise dispose of the ESI Common Stock to be acquired by the undersigned in the Merger with counsel for the undersigned or counsel for Chip Star.

     10. To the best of the knowledge of the undersigned, all of the statements set forth in Exhibit F-1 and Exhibit F-2 to the Merger Agreement, are true, correct and complete.

Electro Scientific Industries, Inc., and
Arthur Andersen LLP
Page 3

     11. Except to the extent written notification to the contrary is received by ESI from the undersigned prior to the Merger, the representations, warranties and covenants contained herein shall be true and correct at all times from the date hereof through the date of the Effective Time (as defined in the Merger Agreement). The undersigned agrees to promptly notify ESI prior to the Merger if at any time after the date hereof and prior to the Merger, the undersigned would no longer be able to make the representations, warranties and covenants set forth herein.

     12. The undersigned understands and agrees that irreparable damage would result in the event of a breach of this Continuity of Interest Letter. The rights and obligations under this Continuity of Interest Letter shall be enforceable through a decree of specific performance and appropriate injunctive relief as may be applied for and granted in connection therewith. Such remedies and all other remedies are cumulative and not exclusive and shall be available in addition to any other remedies which a party may have.

     13. The undersigned acknowledges that the Merger is intended to qualify as a "reorganization" within the meaning of Section 368 of the Code and agrees that ESI, Chip Star, Merger Corp., the Shareholders and their respective counsel and accountants shall be entitled to rely upon (a) the truth and accuracy of the representations and warranties contained herein and (b) the undersigned's performance of the obligations set forth herein.


     Dated: June __, 1997.


                                            Very truly yours,



                                            -------------------------------
                                                       (Signed)

                                            -------------------------------
                                                       (Printed)